Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

LIMELIGHT NETWORKS, INC.

and

COLLEGE PARENT, L.P.

Dated as of March 6, 2022

- i -

(Continued)

- ii -

(Continued)

- iii -

(Continued)

Exhibits

Exhibit A:	Form of Stockholders Agreement
Exhibit B:	Accounting Principles
Exhibit C:	Terms of Commercial Agreement
Exhibit D:	Terms of Domain Name Sublicense Agreement
Exhibit E:	Terms of Patent Cross License Agreement
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	Form of Registration Rights Agreement
Exhibit H:	Pre-Closing Restructuring

- iv -

(Continued)

Schedules

Schedule	I: Transferred Entities

Seller Disclosure Letter

Purchaser Disclosure Letter

*

The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

- v -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2022, is by and between Limelight Networks, Inc., a Delaware corporation (“Purchaser”), and College Parent, L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, certain Subsidiaries of Seller are engaged in the Business;

WHEREAS, Seller intends to carry out (or cause its applicable Affiliates to carry out) the Pre-Closing Restructuring (as defined below) prior to the Closing;

WHEREAS, following consummation of the Pre-Closing Restructuring, (a) Edgecast Inc., a California corporation and a wholly owned subsidiary of Seller (the “Company”), will hold, directly or indirectly through certain of its Subsidiaries, Equity Interests of the Subsidiaries listed on Schedule I hereto (each of the Company and such Subsidiaries listed on Schedule I, a “Transferred Entity”, and collectively, the “Transferred Entities”) and (b) the Transferred Entities will be engaged in the Business (as defined below) and will own or otherwise have a license to use all right, title and interest in and to all material assets (other than the Specified Assets (as defined below)) necessary for the operation of the Business;

WHEREAS, following the consummation of the Pre-Closing Restructuring, Seller desires to sell and transfer, and Purchaser desires to cause an indirect wholly-owned Subsidiary that is, and the direct owner of which is, a corporation for U.S. federal income tax purposes (the “Purchaser Subsidiary,” and the direct owner of the Purchaser Subsidiary, “Direct Parent”) to purchase, all of Seller’s right, title and interest in and to all of the outstanding shares of common stock of the Company (the “Shares”) and the Specified Assets for the consideration set forth in Article II, subject to the terms and conditions of this Agreement;

WHEREAS, Purchaser desires to issue, and to cause Purchaser Subsidiary to sell and deliver to Seller (and/or one or more of Seller’s designees), and Seller (and/or one or more of Seller’s designees) desires to purchase and acquire from Purchaser Subsidiary, the Primary Issuance Purchaser Shares (as defined below), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Sale (as defined below) and the Primary Issuance (as defined below), are advisable, fair to and in the best interest of Purchaser’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the issuance of Purchaser Common Shares (as defined below) pursuant to this Agreement, including the issuance of (x) Purchaser Common Shares in connection with the Sale, (y) the Primary Issuance Purchaser Shares and (z) the Earnout Purchaser Shares (as defined below) upon the occurrence of a Triggering Event (as defined below) (collectively, the “Purchaser Share Issuance”), (c) directed that the approval of the Purchaser Share Issuance be submitted to a vote at a meeting of the stockholders of Purchaser entitled to vote on such matters and (d) resolved to recommend to Purchaser’s stockholders to vote in favor of the approval of the Purchaser Share Issuance on the terms and subject to the conditions set forth in this Agreement (“Purchaser Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Verizon Sourcing LLC and Purchaser have entered into a General Services Agreement with Purchaser, to be effective as of the Closing; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B.

“Acquisition Proposal” means, with respect to Purchaser or the Company, as applicable, other than the Sale and the Primary Issuance, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of such party and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty percent (20%) or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least eighty percent (80%), directly or indirectly, of such party or its applicable Subsidiaries.

“Action” shall mean any claim, action, suit, complaint, charge, arbitration, litigation, investigation, audit or other proceeding by or before any Governmental Entity.

“Additional Tail Policies” shall mean runoff insurance policies, other than the D&O Tail Policy, for the following lines of claims-made coverages set forth in Section 4.14 of the Seller Disclosure Letter upon pricing, retention and limit of liability terms reasonably acceptable to the Parties: (i) Management Liability; (ii) Crime; and (iii) Technology E&O/Cyber Liability/Media Liability.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that, (a) except in the case of the definitions of “Seller Related Party” and “Seller Indemnitees,” Sections 3.7, 4.26, 5.27, 5.28, 6.5, 6.10, 6.23, 12.12 and 12.13 in no event shall (i) Seller be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc., and (ii) any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc., be considered to be an Affiliate of Seller or any of the Transferred Entities, and (b) solely for purposes of Section 6.10, each equityholder of Seller shall be considered to be an Affiliate of the Seller and the Transferred Entities.

“Ancillary Agreements” shall mean the Stockholders Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Patent Cross License Agreement, the Domain Name Sublicense Agreement and the Commercial Agreement.

“Base Purchase Price” shall mean $270,000,000.

“Benefit Plan” shall mean (A) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA; (B) each other compensation or benefits plan, program, agreement or arrangement, not described in (A) above, including, but not limited to, any stock option plan, stock purchase plan, retention plan, profit sharing plan, program or arrangement, deferred compensation arrangement or agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, employment or consulting agreement, cash or equity-based bonus, commission or other incentive arrangement, severance or retention arrangement, termination or termination indemnity, vacation or paid time off policy, pension or retirement plan, or health and welfare plan, excluding any Governmental Plan or Multiemployer Plan; and (C) each plan or arrangement providing compensation to employee and non-employee directors.

“Business” shall mean the business of each of the Company and any of the Transferred Entities, in each case, as conducted on or at any time during the twelve (12) months prior to the Closing, including the provision of content delivery, live and on-demand video streaming, cloud security, edge computing and related professional and security services; provided, that the term “Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by Purchaser or any Transferred Entity in connection with the transactions contemplated hereby: (a) the rights, properties, assets and operations set forth on Section 1.1(a) of the Seller Disclosure Letter (collectively, the “Excluded Assets”) and (b) except as otherwise provided for herein, all Liabilities to the extent relating to the Excluded Assets.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York and Scottsdale, Arizona are required or authorized by Law to be closed.

“Business Employee” shall mean (a) each employee of Seller or any of its Affiliates who is either (i) actively and primarily engaged in the Business or (ii) primarily dedicated to supporting the Business, including, in each case, any such employee who is on sick leave, maternity or paternity leave, military leave, vacation, holiday, short-term or long-term disability, workers’ compensation, or other similar leave of absence, (b) each individual who is set forth on Section 1.1(b)(i) of the Seller Disclosure Letter under the heading “Offer Employees” who (i) accepts an offer of employment from a Transferred Entity or a member of the Seller Group and (ii) commences such employment prior to the Closing Date, (c) each employee of the Transferred Entities who is hired after the date hereof as permitted by 6.1(a)(v)(C) and (d) each other employee of Seller or any of its Affiliates who provides services to the Business and whom the parties mutually agree in writing to classify as “Business Employee”.

“Business Intellectual Property” shall mean: (a) the Business Patents; and (b) all Marks, Internet Properties, Software, Copyrights and Trade Secrets owned or purported to be owned by any of the Transferred Entities and (i) used in the Business or (ii) necessary to operate the Business, in each case (a) and (b), excluding any Excluded Assets. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names or any Intellectual Property with respect thereto or any other Intellectual Property owned or purported to be owned by any member of the Seller Group.

“Business Liabilities” shall mean all Liabilities of any kind, primarily relating to (a) any Transferred Entities or (b) the Business, in each case whether occurring, existing or asserted before, on or after the Closing (including any Liabilities to the extent primarily relating to any Shared Contract for which Purchaser is responsible for pursuant to Section 6.6(c)) but excluding (i) any Liabilities relating to Taxes or Tax Returns and (ii) any Liabilities of any kind relating to any businesses that the Business has disposed of or divested.

“Business Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Transferred Entities, taken as a whole; provided, that no such event, change, development or effect to the extent resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets or in respect of or as a result of any political elections); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God; (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (f) compliance by Seller or the Transferred Entities with applicable Law; (g) the failure of the financial or operating performance of the Transferred Entities to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided, further, that this clause (g) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (h) any action taken with the written consent of Purchaser or that is required or expressly permitted by this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates); (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof occurring after the date hereof; or (k) the Retained Businesses, except, in the case of the foregoing clauses (a) through (e) and (j), to the extent that the Business, taken as a whole, is disproportionately affected thereby relative to other Persons operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Patents” shall mean the Patents owned or purported to be owned by the Transferred Entities and (i) used in the Business or (ii) necessary to operate the Business, a complete and accurate list of which is set forth in Section 1.1(c) of the Seller Disclosure Letter, but, in each case, specifically excluding any Excluded Assets.

“Business Software” shall mean any Software made available, provided, sold, licensed or leased to customers of the Business.

“Business Technology” shall mean the Software, IT Assets and any hardware products or services made available, provided, sold, licensed or leased to customers by the Transferred Entities with respect to the Business, including any on-premise software, apps or browser extensions made available by or provided by the Transferred Entities with respect to the Business, but specifically excluding, in each case, any Excluded Assets.

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Capped Call Documentation” shall mean (i) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Nomura Global Financial Products, Inc., (ii) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Goldman Sachs & Co. LLC, and (iii) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Deutsche Bank AG, London Branch, in each case, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Capped Call Transactions” shall mean the capped call transactions evidenced by the Capped Call Documentation.

“CARES Act” shall mean (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by the IRS and (ii) any provision of state, local or foreign Law enacted in response to COVID-19 pursuant to which a Transferred Entity is permitted to defer payment of Taxes.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents and any accrued interest thereon, wire transfers and drafts deposited or received and available for deposit, marketable securities and other similar cash items of the Transferred Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and be increased by any deposits of cash in transit, in each case, as of such time of determination.

“Change of Control” shall mean any transaction or series of transactions the result of which is (i) the acquisition or purchase, direct or indirect, of fifty percent (50%) or more of the consolidated assets of the Purchaser Entities or fifty percent (50%) or more of any class of equity or voting securities of one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning fifty percent (50%) or more of any class of equity or voting securities of one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities, which would, in the case of this clause (iii), result in the holders of Purchaser Common Shares prior to such transaction ceasing to own at least fifty percent (50%), directly or indirectly, of the outstanding securities of Purchaser or the surviving Person outstanding immediately after such transaction.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of the Calculation Time.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity or for which a Transferred Entity is otherwise responsible immediately prior to the Closing on the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit C, in a form mutually agreed upon by the parties.

“Confidentiality Agreement” shall mean, collectively, (a) that certain letter agreement between Purchaser and Apollo Management IX, L.P., dated June 30, 2021, (b) that certain Joinder Agreement to Nondisclosure Agreement among Verizon Communications Inc., Apollo Management IX, L.P. and Purchaser, dated June 30, 2021, and (c) that certain Mutual Nondisclosure Agreement between Yahoo Inc. and Purchaser, dated November 2, 2021.

“Contract” shall mean any written or oral lease, contract, license, arrangement, option, instrument or other agreement or legally binding undertaking of any nature, including exhibits and schedules thereto.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Protection Law” shall mean all applicable Laws relating to the security, collection, protection, processing, storage, transfer and use of Personal Data in any relevant jurisdiction, including the Federal Trade Commission Act, the California Consumer Privacy Act, any state data breach notification Law, the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

“DGCL” means the Delaware General Corporation Law.

“Domain Name Sublicense Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit D, in a form mutually agreed upon by the parties.

“Earnout Period” shall mean the period beginning on the date of this Agreement and ending on the date that is the thirty-six (36) month anniversary of the Closing Date.

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Transferred Entity.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” shall mean common law intentional fraud (and not a constructive fraud or negligent or reckless misrepresentation or omission) by a party in the making of the representations and warranties set forth in Articles III, IV and V (as applicable) in this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state, local or other governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or requiring the mandatory payment of social insurance taxes or similar contributions under applicable Law to a governmental fund with respect to wages of an employee.

“Hazardous Material” shall mean any substance, material or waste that is defined or listed by any Environmental Law as a “toxic substance,” “toxic material,” “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any Tax based upon or measured in whole or in part by reference to net income, capital, franchise or any similar Tax.

“Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles: (a) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, inclusive of all interest, fees, prepayment premiums and penalties owed with respect to such indebtedness assuming the repayment in full thereof; (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) all obligations under capital leases by any Transferred Entity that are capitalized on the balance sheet under ASC 842; (d) accrued annual or other bonus obligations, unpaid severance liabilities currently being paid or payable in respect of employees and service providers of any Transferred Entity who terminated employment or whose service to any Transferred Entity has ceased (as applicable) at or prior to Closing and deferred compensation Liabilities of any Transferred Entity, together in each case, with any associated employer payroll taxes; (e) all accrued and unpaid vacation, accrued and unpaid paid time-off or other accrued and unpaid vacation benefits and accrued and unpaid commission payments, and the employer portion of any associated employer payroll taxes, in each case with respect to any employee or service provider of any Transferred Entity; (f) all Pre-Closing Accrued Income Taxes; (g) all Taxes deferred under the CARES Act payable by any Transferred Entity and for which such Transferred Entity is liable for after Closing and (h) all Pre-Closing Restructuring Taxes; provided, that, for the sake of clarity, Indebtedness shall not include (1) (x) any intercompany trade accounts between a Transferred Entity and any member of the Seller Group or (y) any intercompany non-trade accounts between a Transferred Entity and any member of the Seller Group to the extent settled or eliminated at or prior to Closing, (2) any intercompany accounts between Transferred Entities, (3) any Liabilities included in the calculation of Working Capital or Transaction Expenses, (4) any Liabilities that are transferred from a Transferred Entity to a member of the Seller Group pursuant to the Pre-Closing Restructuring, (5) any operating lease obligations and (6) the Liabilities or guarantees of Indebtedness that will be repaid and/or released at or prior to the Closing that are listed on Section 1.1(d) of the Purchaser Disclosure Letter.

“Indemnification Reference Share Price” shall mean the sixty (60)-day trailing Volume Weighted Average Price of Purchaser Common Shares ending on the trading day prior to the date on which the applicable indemnification payment is made in accordance with Section 11.6.

“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) all utility and design patents, utility models, industrial designs, certificates of invention, statutory invention registrations, and applications, divisions, divisionals, continuations (in whole or part), extensions, reissues, reexaminations or equivalent or counterparts of or for any of the foregoing in any jurisdiction, and similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, symbols, designs, logos, corporate names, brand names and other source identifiers, together with the goodwill associated with any of the foregoing, and registrations, renewals and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, renewals thereof, and any equivalent rights in works of authorship, content, programming or productions (“Copyrights”), (e) rights in Software and (f) trade secrets and other rights in confidential information and “know-how” that derive independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).

“Intervening Event” means any positive material event or development or material change in circumstances with respect to Purchaser and its Subsidiaries taken as a whole first occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Purchaser Board (or any member thereof) as of, or prior to, the date of this Agreement and (b) does not relate to or involve any Acquisition Proposal; provided, that in no event shall (x) any action taken by either party pursuant to the affirmative covenants set forth in Section 6.5, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event and (y) any change in the market price, trading volume or ratings of any securities or indebtedness of Purchaser or any of its Subsidiaries constitute an Intervening Event; provided, that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean all information technology and computer systems (including Software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, in each case, owned, leased or licensed by any of the Transferred Entities and used in the Business, but specifically excluding, in each case, any Excluded Assets.

“Knowledge of Purchaser” shall mean the actual knowledge (after reasonable inquiry of his or her direct reports) of the Persons listed on Section 1.1(e) of the Purchaser Disclosure Letter.

“Knowledge of Seller” shall mean the actual knowledge (after reasonable inquiry of his or her direct reports) of the Persons listed on Section 1.1(f) of the Seller Disclosure Letter.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance or rule promulgated by any Governmental Entity or any Order (including, for the sake of clarity, any Pandemic Measures).

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, Taxes, assessments, deficiencies, judgments, awards or settlements.

“Liability Benefit Plan” shall mean each Benefit Plan with respect to which any Transferred Entity has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Liens” shall mean all liens, pledges, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances.

“Local Seller” shall mean, in each case, the relevant Subsidiary of Seller that holds the relevant Specified Assets and effects a Local Transfer pursuant to this Agreement.

“Local Transfer” shall mean, in each case, the transfer, conveyance, assignment and delivery by the relevant Local Seller, and the purchase and acquisition by the Purchaser Subsidiary, of all of such Local Seller’s right, title and interest in and to the relevant Specified Asset, upon the terms and subject to the conditions set forth in this Agreement and pursuant to applicable Law.

“Loss” shall mean, any damage, Liability, demand, claim, action, penalty, award, judgment, fine, or other out-of-pocket expense of or against such Person; provided, that “Loss” shall not include any punitive or exemplary damages or any consequential, indirect, incidental or similar damages, except to the extent such damages are reasonably foreseeable or determined to be payable to a third party in connection with a final non-appealable judgment by a Governmental Entity made with respect to a third party’s claim.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” shall mean any order, judgment, writ, injunction, stipulation, award or decree by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practices, including with respect to volume and frequency.

“Organizational Documents” shall mean, with respect to a Person, the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order by any Governmental Entity in connection with or in respect to COVID-19.

“Patent Cross License Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit E, in a form mutually agreed upon by the parties.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate Actions and for which there are adequate accruals or reserves in accordance with GAAP, (c) Liens disclosed, reflected or reserved for in the Business Financial Statements or the Purchaser Financial Statements, as applicable, (d) defects or imperfections of title or other Liens not materially interfering with the ordinary conduct of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (e) leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property set forth on Section 4.16 of the Seller Disclosure Letter or the Purchaser Leased Real Property or Purchaser Owned Real Property, as applicable, (f) Liens set forth or described in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (g) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property or Business Owned Real Property or the Purchaser Entities Leased Real Property or Purchaser Entities Owned Real Property, none of which has materially interfered with the ordinary conduct of Business at such property (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), as applicable (h) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (i) with respect to any Business Leased Real Property or any Purchaser Leased Real Property, any Lien to which the fee or any superior leasehold interest is subject, as applicable, (j) non-exclusive licenses or other non-exclusive rights granted in respect of Intellectual Property, (k) Liens incurred in the Ordinary Course of Business securing Liabilities that do not materially interfere with the ordinary conduct of the Business, as a whole and are not otherwise material to the Business, taken as a whole, in each case that are not the result of delinquent payments (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (l) statutory Liens of landlords for rent due under the applicable lease that is not yet delinquent or for which there are adequate accruals or reserves in accordance with GAAP and (m) Liens that will be released at or prior to Closing or that are not material to the operation of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date).

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” shall mean any information concerning an identifiable natural person, including information that alone or in combination with other information identifies, or could be used to identify, a natural person, and including information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.“Pre-Closing Accrued Income Taxes” shall mean an amount, which shall not be less than zero in any jurisdiction, equal to the sum of (A) accrued and unpaid Income Tax liabilities of each Transferred Entity for (and which would be paid in connection with the filing of the applicable Tax Returns for) the most recent Pre-Closing Tax Period ending prior to or on the Closing Date for which Tax Returns are not yet filed and for the pre-Closing portion of any Straddle Period ending on the Closing Date and (B) any amounts shown as due on filed Tax Returns which amounts have not yet been paid. For purposes of this Agreement, Pre-Closing Accrued Income Taxes shall be calculated (i) without regard to any Taxes (whether or not relating to any Transferred Entity) that would be reported on a Seller Return, (ii) as of the end of the Closing Date (as if the tax year of the applicable Transferred Entity ended on such date), (iii) in a manner consistent with past practice of the applicable Transferred Entity unless otherwise required by this Agreement or applicable Law, (iv) allocating all Transaction Tax Deductions to the Pre-Closing Tax Period, or pre-Closing portion of a Straddle Period, to the extent so deductible in such Pre-Closing Tax Period at a “more likely than not” or higher standard, (v) by crediting all net operating losses, Tax credits, estimated Tax payments, and Tax prepayments and overpayments of any Transferred Entity that are actually available to be utilized in a Pre-Closing Tax Period to offset or reduce any unpaid Income Tax liabilities of such Transferred Entity, (vi) without regard to any Taxes attributable to actions taken by, or at the request of, Purchaser or any of its Affiliates (including, following the Closing, any Transferred Entity) on the Closing Date and after the Closing that is outside of the Ordinary Course of Business, and (vii) by treating any advance payments, deferred revenues or other similar prepaid amounts received by a Transferred Entity in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for Income Tax purposes (but taking into account Transaction Tax Deductions and tax assets described in clause (v) of this definition reasonably expected to be utilized or utilizable in the tax period in which such Taxes would be recognized in addition to, but without duplication of, the items taken into account under clauses (iv) and (v) of this definition).

“Pre-Closing Restructuring Taxes” shall mean Taxes incurred by any Transferred Entity in a Pre-Closing Tax Period that would not have been incurred but for the consummation of the steps constituting the Pre-Closing Restructuring, solely to the extent not already paid by Seller or any of its Affiliates.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (a) Taxes of any Transferred Entity for any Pre-Closing Tax Period, (b) all Taxes of any member (other than any of the Transferred Entities) of any consolidated, affiliated, unitary, aggregate, combined or similar group of which any of the Transferred Entities is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6, (c) all Taxes of any Person (other than any of the Transferred Entities) imposed on any of the Transferred Entities as a transferee or successor, which Taxes relate to an event or transaction occurring before the Closing, (d) all Pre-Closing Restructuring Taxes and (e) all Taxes arising in a Pre-Closing Tax Period and payable by any Transferred Entity, but deferred pursuant to the CARES Act.

“Primary Issuance Purchase Price” shall mean $30,000,000.

“Primary Issuance Purchaser Shares” shall mean (a) the Primary Issuance Purchase Price divided by (b) the Purchaser Reference Share Price.

“Prior Agreement Tax Periods” means any Tax period (or portion thereof) ending on or before September 1, 2021. In the case of any Tax period that begins before and ends after September 1, 2021, the number of days in such period prior to September 1, 2021 shall be treated as part of the applicable Prior Agreement Tax Periods.

“Privacy Policy” shall mean all published or publicly-facing policies and procedures relating to Personal Data.

“Public Software” shall mean any Software that is generally considered to be “copyleft” or “open source”, including Software distributed or made available via the GNU General Public License (GPL) or Lesser/Library (LGPL), the Affero GPL License or any license or distribution model similar to the foregoing.

“Purchase Price” shall mean an aggregate amount equal to (a) the Base Purchase Price, plus (b) the Working Capital Adjustment Amount, plus (c) the Closing Cash Amount, minus (d) the Closing Indebtedness Amount, minus (e) the Closing Transaction Expense Amount.

“Purchaser Common Share Closing Consideration” shall mean (a) the Purchase Price divided by (b) the Purchaser Reference Share Price.

“Purchaser Convertible Senior Notes” shall mean Purchaser’s 3.50% Convertible Senior Notes due 2025.

“Purchaser Convertible Senior Notes Indenture” shall mean the Indenture dated as of July 27, 2020, by and between Purchaser and U.S. Bank National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Purchaser Entities” shall mean each of Purchaser and each of its Subsidiaries.

“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.

“Purchaser Intellectual Property” shall mean all Intellectual Property (including Marks, Internet Properties, Copyrights, Patents, Trade Secrets, and Software) owned by any of the Purchaser Entities.

“Purchaser IT Assets” shall mean all information technology and computer systems (including Software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, in each case, owned, leased or licensed by any of the Purchaser Entities.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole; provided, that no such event, change, development or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Purchaser Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which Purchaser operates or in which any of its Subsidiaries operate, including competition in any geographic or product areas; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets or in respect of or as a result of any political elections); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God; (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (f) compliance by any of the Purchaser Entities with applicable Law; (g) the failure of the financial or operating performance of Purchaser and its Subsidiaries to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Purchaser Material Adverse Effect”; provided, further, that this clause (g) shall not be construed as implying that Purchaser is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (h) any action taken with the written consent of Seller or that is required or expressly permitted by this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Seller or any of its Affiliates); or (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof occurring after the date hereof, except, in the case of the foregoing clauses (a) through (e) and (j), to the extent that Purchaser and its Subsidiaries, taken as a whole, are disproportionately and materially adversely affected thereby relative to other Persons operating in the industries in which they operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Purchaser Material Adverse Effect).

“Purchaser Reference Share Price” shall mean $4.1168.

“Purchaser Related Party” shall mean the Purchaser and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Purchaser Technology” shall mean the Software, Purchaser IT Assets and any hardware products or services made available, provided, sold, licensed or leased to customers by the Purchaser Entities, including any on-premise software, apps or browser extensions made available by or provided by the Purchaser Entities.

“R&W Insurance Policy” shall mean the buyer-side representation and warranty liability insurance policy, if any, bound in connection with this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into at the Closing, substantially in the form of Exhibit H, with such changes as may be mutually agreed upon between the parties hereto.

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Related Party” shall mean a Seller Related Party or a Purchaser Related Party, as applicable.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business), including the Excluded Assets.

“Retained Liabilities” shall mean all Liabilities of any kind (other than the Business Liabilities) of the Retained Businesses, whether occurring, existing or asserted before, on or after the Closing (including any Liabilities under (a) any Shared Contract for which Seller is responsible for pursuant to Section 6.6(c) and (b) Liabilities for Seller LTI Awards, Retention Awards, VZ Awards, and accrued annual bonuses settled pursuant to Section 7.3 but excluding any Liabilities relating to Taxes or Tax Returns).

“Sanctioned Person” shall mean a Person that is (a) the subject of asset blocking Sanctions (including without limitation any Person identified on the Specially Designated Nationals and Blocked Persons List), (b) located in or organized under the laws of a country or territory that is or has been the subject of country- or territory-wide Sanctions within the last five (5) years (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State) or (ii) other similar Governmental Entity with regulatory authority over the Transferred Entities.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan (a) that is sponsored, maintained or contributed to or by Seller or any of its Subsidiaries, (b) to which Seller or any of its Subsidiaries is a party or (c) or with respect to which Seller or any of its Subsidiaries has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate), in each case, for the benefit of any Business Employee and that is not a Transferred Entity Benefit Plan.

“Seller Group” shall mean Seller and its Subsidiaries (other than any Transferred Entity).

“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

“Seller Related Party” shall mean Seller and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Shared Contract” shall mean any Contract pursuant to which a third party that is not a member of the Seller Group provides or receives services or benefits in respect of both (a) the Business (or any Transferred Entity) and (b) the Retained Businesses (or any member of the Seller Group).

“Software” shall mean all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, names and contact information for developers, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements and all media and other similar tangible property necessary for the delivery or transfer thereof.

“Specified Assets” shall mean the assets primarily relating to the Business and identified on Section 1.1(h) of the Seller Disclosure Letter.

“Stockholders Agreement” shall mean the Stockholders Agreement to be entered into at the Closing, substantially in the form of Exhibit A, with such changes as may be mutually agreed upon between the parties hereto.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date. With respect to any Straddle Period, (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this definition) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided, that, in the case of any Taxes attributable to the ownership of any interest in any partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), such computation shall be made as if the taxable period of such partnership, other “flow-through” entity or controlled foreign corporation ended as of the end of the day on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided, further, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal, with all of the percentages included in the definition of Acquisition Proposal increased from 20% to 50%, that the Purchaser Board determines in its good faith judgment (after consultation with Purchaser’s financial advisers and outside legal counsel), and considering such factors as the Purchaser Board considers to be relevant in good faith, to be (a) more favorable to the stockholders of Purchaser from a financial point of view than the transactions contemplated by this Agreement (including any changes to the terms of the Sale, the Primary Issuance and this

Agreement proposed by the Company in accordance with Section 6.29(d)) and (b) reasonably likely to be completed (if accepted) in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal.

“Tax” shall mean any tax, fee, assessment or charge of any kind in the nature of a tax, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, digital services (or similar including digital advertising), payroll, sales, employment, use, property, escheat, abandoned or unclaimed property, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, together with all interest, penalties and additional amounts imposed by a Tax Authority with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Governmental Entity in respect of Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement (including any attachments thereto) relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof.

“Trading Day” shall means any day on which the Purchaser Common Shares are actually traded on NASDAQ or such other stock market on which the Purchaser Common Shares are trading at the time of the determination.

“Transaction Expenses” shall mean all out-of-pocket fees, costs and expenses incurred or otherwise payable by any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the costs of obtaining (including any premiums of) the D&O Tail Policy, 50% of the costs of obtaining (including any premiums of) the Additional Tail Policies, any change of control payments, retention bonuses, incentive payments, termination or severance bonuses or payments, in each case, payable solely as a result of the consummation of the transactions contemplated hereby (which shall exclude any “double trigger” payment obligations together with any employer-side payroll taxes associated with the payment of such amounts; provided, that if Seller pays or agrees to pay and be responsible for any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder; provided, further, that Transaction Expenses shall not include Transfer Taxes, which are governed by Section 8.6, or any fees or payments borne by Purchaser pursuant to this Agreement, including Section 6.5(e).

“Transaction Tax Deductions” shall mean, without duplication, any Tax deductions, losses, credits or similar items attributable to (a) Transaction Expenses (without regard to the first proviso of the definition thereof) or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred in connection with the transactions contemplated by this Agreement.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, is sponsored, maintained or entered into by one or more Transferred Entities.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit F, with such changes as may be mutually agreed upon between the parties hereto.

“Trigger Event I Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 150% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Trigger Event II Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 200% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Trigger Event III Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 250% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Triggering Event I” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event I Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Event II” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event II Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Event III” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event III Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Events” means, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Volume Weighted Average Price” shall mean, for any day on which NASDAQ is open for trading, the volume-weighted average price per Parent Common Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent), in respect of the period from the scheduled open of trading until the scheduled close of trading on the primary trading session on such trading day. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the primary trading session.

“Working Capital” shall mean (a) the current assets of the Transferred Entities solely consisting of the line items of current assets specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time less (b) the current liabilities of the Transferred Entities solely consisting of the line items of current liabilities specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the transactions contemplated hereby, and calculated in accordance with the Accounting Principles; provided, that in no event shall “Working Capital” include any amounts to the extent included in or with respect to (i) Cash or Indebtedness, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing, (iii) Liabilities or payments that are expressly required to be paid at or following the Closing by Seller or any of its Affiliates, or (iv) any Retained Liabilities or any asset or Liability retained by, transferred to or settled by Seller or any of its Affiliates pursuant to Section 7.3, in each case with respect to any employee or service provider of any Transferred Entity; and provided, further, that in no event shall “Working Capital” include any amounts with respect to deferred Tax assets, deferred Tax liabilities, Income Tax assets, Income Tax liabilities (but shall include other current period Tax assets and Tax liabilities), or any amounts included in the calculation of Transaction Expenses.

“Working Capital Adjustment Amount” shall mean (a) if Working Capital is greater than the Working Capital Target Amount, an amount equal to (i) Working Capital minus (ii) the Working Capital Target Amount; (b) if Working Capital is less than the Working Capital Target Amount, an amount (expressed as a negative number) equal to (i) Working Capital minus (ii) the Working Capital Target Amount; and (c) in any other case, zero $(0).

“Working Capital Target Amount” shall mean zero dollars ($0).

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section
Additional Transaction Documents	12.14
Agreement	Preamble
Anticorruption Laws	4.8(e)
Business Financial Statements	4.5(a)
Business Leased Real Property	4.16(b)
Business Material Contract	4.9(a)
Business Owned Real Property	4.16(a)
Business Real Property Leases	4.16(b)
Capitalization Date	5.4(a)
Change of Control Share Price	2.8(c)
Closing	2.1
Closing Date	2.3(a)
Company	Recitals
Competing Business	6.20
Contingent Workers	4.11(b)
D&O Indemnified Person	6.12(a)
D&O Tail Policy	6.12(b)
Data Room	12.1(b)
Earnout Purchaser Shares	2.8(a)
Enforceability Exceptions	3.2
Estimated Closing Statement	2.4
Estimated Purchase Price	2.4
Existing Representation	12.13(a)
Extended Outside Date	10.1(b)
Final Closing Statement	2.6(c)
Final Local Transfer Allocation	8.9
Final Purchase Price	2.7
Foreign Benefit Plan	4.10(f)
Guarantees	6.10(a)
Indemnified Party	11.5(a)

Term	Section
Indemnifying Party	11.5(a)
Indemnity Agreement	6.12(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Insurance Policies	4.14
Intended Tax Treatment	8.8(c)
Legal Restraints	9.1(b)
Listed Purchaser Intellectual Property	5.17(a)
Local Transfer Agreements	6.34
Multiemployer Plan	4.10(d)
Notice of Disagreement	2.6(a)
Outside Date	10.1(b)
Post-Closing Adjustment	2.7
Pre-Closing Restructuring	6.23
Privileged Deal Communications	12.13(b)
Proxy Statement	5.3(a)
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Board Recommendation	Recitals
Purchaser Common Shares	2.2(a)
Purchaser Disclosure Letter	Article V
Purchaser Equity Awards	5.4(a)
Purchaser Financial Statements	5.5(a)
Purchaser Leased Real Property	5.16(b)
Purchaser Leased Real Property	5.16(b)
Purchaser Material Contract	5.10(a)
Purchaser Owned Real Property	5.16(a)
Purchaser Related Terms	6.16(c)
Purchaser RSU Awards	5.4(a)
Purchaser SEC Reports	5.8
Purchaser Share Issuance	Recitals
Purchaser Stock Options	5.4(a)
Purchaser Stockholder Approval	5.2(a)
Purchaser Stockholder Meeting	6.28(b)
Purchaser Subsidiary	Recitals
Purchaser Termination Fee	10.3(b)
Quarterly Financials	6.25
Recommendation Change	6.28(c)
Regulatory Approvals	6.5(a)
Resolution Period	2.6(b)
Sale	2.1
Seller	Preamble
Seller Disclosure Letter	Article III

Term	Section
Seller Group’s Counsel	12.13(a)
Seller Names	6.16(a)
Seller Related Terms	6.17(c)
Seller Releasees	6.22(a)
Seller Return	8.2(e)
Sensitive Business Information	6.4(b)
Shares	Recitals
Solvent	5.24
Taiwan Employees	7.2(b)
Taiwan PEO Employee	7.2(b)
Taiwan Subsidiary	7.2(b)
Takeover Statute	5.3(c)
Tax Contest	8.4(a)
Tax Refunds	8.7
Third Party Claim	11.5(b)
Top Customer	4.24(a)
Top Supplier	4.24(b)
Trade Laws	4.8(c)
Transfer Taxes	8.6
Transferred Entity	Recitals
Transferred Entity Tax Returns	8.3(a)
Transferred Marks	6.17(a)
Transferred Releasees	6.22(b)
WARN Act	4.11(d)

ARTICLE II

THE SALE AND THE PRIMARY ISSUANCE

2.1 Sale and Purchase of Shares; Primary Issuance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), (i) Seller shall, or shall cause its applicable Subsidiary to, transfer, convey, assign and deliver to the Purchaser Subsidiary, and Purchaser shall cause the Purchaser Subsidiary to purchase and acquire from Seller or its applicable Subsidiary, all of Seller’s, or such Subsidiary’s, right, title and interest in and to the Shares and (ii) Seller shall cause its applicable Subsidiary or Subsidiaries to effect the Local Transfers, in each case, free and clear of all Liens, other than Permitted Liens (solely with respect to the Specified Assets), Liens imposed or created by Purchaser or any of its Affiliates, or restrictions on transfer that arise under applicable securities Laws (such transactions, collectively, the “Sale”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall, prior to the Closing, issue an aggregate number of shares of common stock, par value $0.001 per share, of Purchaser (such shares, the “Purchaser Common Shares”) equal to the Primary Issuance Purchaser Shares, which Primary Issuance Purchaser Shares shall be contributed (i) by Purchaser to Direct Parent and (ii) by Direct Parent to the Purchaser Subsidiary, following which Purchaser shall cause the Purchaser Subsidiary to deliver to Seller (and/or one or more of Seller’s designees) at the Closing, as consideration for the Primary Issuance Purchase Price, the

Primary Issuance Purchaser Shares. The purchase and sale of the Primary Issuance Purchaser Shares pursuant to this Section 2.1(b) is referred to as the “Primary Issuance”.

2.2 Purchase Price. In connection with the Sale:

(a) Purchaser shall, prior to the Closing, issue an aggregate number of Purchaser Common Shares equal to the Purchaser Common Share Closing Consideration, which Purchaser Common Shares shall be contributed (i) by Purchaser to Direct Parent and (ii) by Direct Parent to the Purchaser Subsidiary, following which Purchaser shall cause the Purchaser Subsidiary to deliver to Seller (and/or one or more of Seller’s designees) at the Closing, as consideration for the Shares, the Purchaser Common Shares.

(b) Each of Purchaser’s and Seller’s applicable Subsidiaries shall effect the Local Transfers in accordance with Section 6.34.

2.3 Closing.

(a) The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of pdf documents), on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date.”

(b) At the Closing:

(i) Seller shall:

(1) deliver to the Purchaser Subsidiary evidence of book-entry transfer of the Shares;

(2) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements and Local Transfer Agreements to which any member of the Seller Group or any Transferred Entity is a party;

(3) deliver to Purchaser by wire transfer, to an account or accounts designated by Purchaser prior to the Closing, immediately available funds in an aggregate amount equal to the Primary Issuance Purchase Price; and

(4) deliver to Purchaser a duly executed IRS Form W-9.

(ii) Purchaser shall (or shall cause the Purchaser Subsidiary to):

(1) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of the Purchaser Common Share Closing Consideration;

(2) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of the Primary Issuance Purchaser Shares;

(3) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of any Earnout Purchaser Shares to the extent required under Section 2.8;

(4) deliver to Seller (or to any Affiliate designated by Seller) a duly executed counterpart to each of the Ancillary Agreements and Local Transfer Agreements to which Purchaser or any of its Affiliates is a party; and

(5) pay any Transaction Expenses that Seller so requests in writing it pay in the Estimated Closing Statement.

2.4 Closing Statement. Not less than seven (7) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a statement that contains Seller’s good faith estimate, with reasonable support and any other relevant information reasonably requested by Purchaser, of each of (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth Seller’s determination of the Purchase Price based on such estimated amounts (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Seller shall consider in good faith, and consult with Purchaser regarding, any comments on the Estimated Closing Statement that are submitted by Purchaser on or before the third (3rd) Business Day prior to the Closing Date. For the avoidance of doubt, if Seller disagrees with any such comments, the position of Seller with respect to such comments shall control for purposes of the calculation of the Estimated Purchase Price; provided, that no such failure shall prejudice or limit Purchaser’s rights pursuant to Sections 2.5 and 2.6.

2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles. If Purchaser fails to deliver the Initial Closing Statement within such ninety (90) day period to Seller, then, notwithstanding anything to the contrary in this Agreement, the Estimated Closing Statement shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement.

(b) Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Seller and their Representatives shall be permitted a reasonable opportunity to access and review the books, records and work papers of the Transferred Entities and Purchaser that are reasonably related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours and subject to the execution of customary access letters and restrictions caused by Pandemic Measures.

2.6 Reconciliation of Initial Closing Statement.

(a) Seller shall notify Purchaser in writing no later than thirty (30) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such thirty (30)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such thirty (30) day period, then only such portions of the Initial Closing Statement that Seller does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to (i) KPMG LLP or if KPMG LLP is not then available for such engagement, an independent certified public accounting firm in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one independent certified public accounting firm in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. For the avoidance of doubt, the parties agree that the purpose of the Working Capital Adjustment Amount is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or methodologies or to correct for any errors or omissions in the Business Financial Statements, in each case unless explicitly required by the Accounting Principles. The Accounting Principles shall be applied regardless of any breach of representation or warranty in this Agreement and regardless of any aspect of the Business Financial Statements that is not compliant with GAAP.

2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser shall, within two (2) Business Days after the determination of the Post-Closing Amount, issue, and cause the Purchaser Subsidiary to deliver to Seller (or to an Affiliate designated by Seller), an aggregate number of Purchaser Common Shares equal to (A) the amount of the Post-Closing Adjustment divided by (B) the Purchaser Reference Share Price. If the Post-Closing Adjustment is a negative amount, then Seller (or an Affiliate designated by Seller) shall, within two (2) Business Days after the determination of the Post-Closing Amount, surrender to the Purchaser Subsidiary an aggregate number of Purchaser Common Shares equal to (A) the absolute value of the amount of the Post-Closing Adjustment divided by (B) the Purchaser Reference Share Price. The Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Section 2.7 as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

2.8 Earnout Purchaser Shares.

(a) As additional consideration for the Shares, (x) if a Triggering Event occurs prior to the Closing, on the Closing Date, and (y) if a Triggering event occurs after the Closing, no later than the tenth (10th) Business Day after the occurrence of a Triggering Event, Purchaser shall issue, and cause the Purchaser Subsidiary to deliver to Seller (or to any Affiliate designated by Seller), the following number of Purchaser Common Shares (as so adjusted, the “Earnout Purchaser Shares”):

(i) upon the occurrence of Triggering Event I, a one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event I Reference Price, rounded down to the nearest whole share;

(ii) upon the occurrence of Triggering Event II, an additional one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event II Reference Price, rounded down to the nearest whole share; and

(iii) upon the occurrence of Triggering Event III, an additional one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event III Reference Price, rounded down to the nearest whole share.

(b) For the avoidance of doubt, Seller shall be entitled to receive Earnout Purchaser Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event may only occur once, if at all.

(c) If, during the Earnout Period, there is a Change of Control that will result in the holders of Purchaser Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Purchaser Common Shares) (the “Change of Control Share Price”) equal to or in excess of the applicable share price of a Purchaser Common Share required in connection with any Triggering Event, then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred that would occur at the Change of Control Share Price shall be deemed to have occurred and (b) Purchaser shall issue, and cause the Purchaser Subsidiary to deliver to Seller (or to any Affiliate designated by Seller), the applicable Earnout Purchaser Shares, and Seller (or to any Affiliate designated by Seller) shall be eligible to participate in such Change of Control.

(d) Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Section 2.8 as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

2.9 Withholding Rights. Seller, the Transferred Entities, Purchaser and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law related to Taxes. Other than in respect of compensatory payments to employees of Seller or its Affiliates (which shall be paid through payroll of the applicable employer entity), Purchaser shall provide Seller with fifteen (15) Business Days advance written notice of any amounts that Purchaser intends to withhold or cause to be withheld under this Section 2.9, and Purchaser shall cooperate in good faith, as and to the extent reasonably requested by Seller, to minimize or eliminate any potential deductions or withholdings. To the extent that amounts are so deducted, withheld and paid over to the relevant Tax Authorities in accordance with this Section 2.9, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.10 Certain Adjustments. If, during the period from the date of this Agreement through the Closing, any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, conversion or other similar transaction occurs with respect to the outstanding Purchaser Common Shares, or if a stock dividend is declared by Purchaser during such period, or a record date with respect to any such event shall occur during such period, then all calculations provided for that are based on a number of shares of any class or series (or trading prices therefor) affected thereby, including the Purchaser Common Share Closing Consideration, the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares, shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no issuance of Purchaser Equity Awards shall result in such adjustment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure letter delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Qualification. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.2 Authority. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate, limited liability company, partnership or other power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and the members of the Seller Group of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by Seller and the members of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or other action, and no other corporate proceedings on the part of Seller and the applicable member of the Seller Group are necessary to approve this Agreement and each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Seller or the applicable member of the Seller Group, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, as applicable, enforceable against Seller or the applicable member of the Seller Group, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 No Conflicts.

(a) Except as set forth on Section 3.3 of the Seller Disclosure Letter, no filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or the applicable member of the Seller Group, as applicable, for the execution, delivery and performance by Seller or such member of the Seller Group of this Agreement or any Ancillary Agreement to which Seller or such member of the Seller Group, as applicable, is a party, or the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates, (v) compliance with any Permits relating to the Business or (vi) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller or the applicable member of the Seller Group is a party, nor the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or such member of the Seller Group, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of consent, payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to Seller or such member of the Seller Group, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.4 Ownership; Title. Seller (or its relevant wholly-owned Subsidiary) is the record and beneficial owner of the Shares. Seller has good and valid title to the Shares and the Specified Assets, free and clear of all Liens other than any Permitted Liens. Seller has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Shares and the Specified Assets, free and clear of all Liens other than any Permitted Liens.

3.5 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) neither Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.6 Certain Information. None of the information supplied or to be supplied by Seller or the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Purchaser or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

3.7 Independent Investigation. Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Purchaser Entities and the business of the Purchaser Entities, which investigation, review and analysis were done by Seller and its Representatives. In entering into this Agreement, Seller acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Purchaser Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of the Purchaser Entities expressly set forth in Article V). Seller hereby acknowledges and agrees that none of the Purchaser Entities, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Seller, its Affiliates or any of its respective Representatives or equityholders or any other Person resulting from the distribution to Seller, its Affiliates or its Representatives of, or Seller’s, its Affiliates’ or its Representatives’ use of, any information relating to the Purchaser Entities or the business of the Purchaser Entities, including any information, documents or material made available to Seller, its Affiliates or its Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Seller, its Affiliates or its Representatives or in any other form in connection with the transactions contemplated by this Agreement. Seller further acknowledges that no Representative of the Purchaser Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V of this Agreement and subject to the limited remedies herein provided.

3.8 No Additional Representation or Warranties. Except as set forth in this Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE TRANSFERRED ENTITIES AND SPECIFIED ASSETS

Except as disclosed in the Seller Disclosure Letter, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.2 Authority. The Company and each other applicable Transferred Entity that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate, limited liability company, partnership or other power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each other applicable Transferred Entity of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Company and each other Transferred Entity that will, at the Closing, be a party to any Ancillary Agreement, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or other action, and no other corporate proceedings on the part of the Company and each other applicable Transferred Entity are necessary to approve this Agreement and each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by the Company and each other applicable Transferred Entity, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of the Company or the applicable Transferred Entity, as applicable, enforceable against the Company or the applicable Transferred Entity, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

4.3 No Conflicts.

(a) Except as set forth on Section 4.3 of the Seller Disclosure Letter, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Transferred Entity, for the execution, delivery and performance by the Company or other Transferred Entity of this Agreement or any Ancillary Agreement to which the Company or such Transferred Entity, as applicable, is party, or the consummation by the Company or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates, (v) compliance with any Permits relating to the Business or (vi) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be material to the Business, taken as a whole.

(b) Assuming compliance with the items described in Section 4.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company or any Transferred Entity is a party, nor the consummation by the Company or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of the Company or such Transferred Entity, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of consent, payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to the Company or such Transferred Entity, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to be material to the Business, taken as a whole.

4.4 Capitalization of the Transferred Entities.

(a) The Shares are duly authorized and validly issued. Except for the Shares, no Equity Interests of the Company are, or as of the Closing will be, issued and outstanding.

(b) Except as set forth in Section 4.4(b) of the Seller Disclosure Letter, (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in the Company, (ii) there are no encumbrances on or other contractual obligations of the Company (including options, warrants, subscriptions, calls, rights, convertible securities, commitments or agreements of any character) relating to, the ownership, disposition, redemption, repurchase, transfer or voting of any Equity Interests or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company, (iii) except for the transactions contemplated by this Agreement, there is no Contract of the Company which obligates the Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interests and (iv) there are no existing rights with respect to registration under the Securities Act of any Equity Interests.

(c) Section 4.4(c) of the Seller Disclosure Letter contains a true and correct list, as of the date hereof, of each of the Transferred Entities (other than the Company), the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities (other than the Company) are duly authorized and validly issued and, except as set forth in Section 4.4 of the Seller Disclosure Letter, as of the Closing, will be owned by another Transferred Entity free and clear of all Liens attributable to Seller or the Transferred Entities other than Permitted Liens. Except as set forth in Section 4.4 of the Seller Disclosure Letter, as of the date hereof, there are no Equity Interests of any Transferred Entity (other than the Company) issued and outstanding that are not owned by another Transferred Entity.

(d) Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person.

4.5 Financial Statements.

(a) Section 4.5 of the Seller Disclosure Letter sets forth the unaudited combined balance sheet of the Business as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related unaudited combined statements of operations for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 (the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP on a carve-out accounting basis, except as may be noted therein (subject to the absence of footnotes and normal year-end audit adjustments) or in Section 4.5 of the Seller Disclosure Letter; provided, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (a) the Business has not operated on a separate “stand-alone” basis and has historically been reported within the consolidated financial statements of Seller and (b) the Business Financial Statements are not indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Entities will be in the future. Seller has established, administered and maintained a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that the transactions have been recorded as necessary to permit the preparation of the Business Financial Statements.

(b) The books and records relating to the Business have been accurately maintained and accurately reflect the assets and liabilities of the Transferred Entities in accordance in all material respects with all applicable accounting requirements and all applicable Laws.

4.6 Undisclosed Liabilities. As of the date of this Agreement, there is no material Liability of the Transferred Entities whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) that constitute Transaction Expenses, or (e) arising under the terms of any executory contractual obligations under Contracts to which a Transferred Entity is a party(in each case of the preceding clauses (b) through (e), none of which is a Liability for breach of Contract, breach of warranty, infringement or violation of applicable Law).

4.7 Litigation and Proceedings. Except (a) as set forth on Section 4.7 of the Seller Disclosure Letter and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.20), as of the date of this Agreement, there is no, and in the last three (3) years there has not been any, Action pending or, to the Knowledge of Seller, threatened against, any Transferred Entity, in each case relating to the Business. No Transferred Entity (i) currently intends to initiate any Action nor (ii) is bound by any material outstanding court order.

4.8 Legal Compliance.

(a) With respect to the Business, no member of the Seller Group nor any of the Transferred Entities is, or since the date that is three (3) years prior to the date hereof has been, in violation in any material respect of any Laws or Order issued by a Governmental Entity. Neither Seller nor any of the Transferred Entities has, since the date that is three (3) years prior to the date hereof through the date hereof, received any notice alleging any such violation in connection with or relating to the Business.

(b) No member of the Seller Group, nor any Transferred Entity nor any employee, director or officer of any Transferred Entity, is, or since the start of their involvement with the Business has been, a Sanctioned Person, or since the date that is five (5) years prior to the date hereof has engaged in, or is now engaged in, any dealings or transactions in connection with the Business with any Sanctioned Person, except to the extent authorized, or since the date that is five (5) years prior to the date hereof has otherwise violated Sanctions.

(c) Since the date that is five (5) years prior to the date hereof, none of Seller (in connection with the Business) or the Transferred Entities, nor any employee, director or officer of the Transferred Entities (in their capacities as such), has materially violated applicable import laws, regulations, statutes or orders or violated any applicable export control or anti-boycott Laws, including the Export Administration Regulations and the International Traffic in Arms Regulations (the “Trade Laws”). Seller (in connection with the Business) and the Transferred Entities have obtained, or are otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (i) the import, export, re-export or transfer of products, services, software and technologies or (ii) releases of technologies and software to foreign nationals.

(d) There are no pending or threatened (in writing) claims against Seller (in connection with the Business) or any of the Transferred Entities, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any future such claims with respect to Trade Laws or Sanctions. Seller (in connection with the Business) and the Transferred Entities have established sufficient internal controls and procedures reasonably designed to ensure compliance with Trade Laws and Sanctions.

(e) Neither Seller (in connection with the Business) nor any of the Transferred Entities has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”). No director, officer, employee, agent or, to the Knowledge of Seller other Person acting for or on behalf of Seller (in connection with the Business) or any of the Transferred Entities has violated any Anticorruption Law, and through the date hereof, neither Seller (in connection with the Business) nor any of the Transferred Entities has received any written notice alleging any such violation of any Anticorruption Law. None of Seller (in connection with the Business) or the Transferred Entities, nor any employee, director, officer or, to the Knowledge of Seller, agent of the Transferred Entities, have made, authorized or received any bribe or other unlawful payment to or from any official or employee of a foreign Governmental Entity, political party, or public international organization, nor to a political party or candidate for public office, for the purpose of influencing an official act or decision, inducing an act to influence or affect any official act or decision or securing any improper advantage, in each case in order to obtain or retain business for or with, or direct business to, any Person. Seller (in connection with the Business) and the Transferred Entities have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with applicable Anticorruption Laws, and to ensure that all books and records of Seller (in connection with the Business) and the Transferred Entities accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

4.9 Contracts; No Defaults.

(a) Section 4.9(a) of the Seller Disclosure Letter contains a listing of all Contracts (other than the Excluded Assets and other than for the Contracts described in clause (xvi) below for which a description has been provided) described in clauses (i) through (xvii) below to which, as of the date of this Agreement, any of the Transferred Entities is a party or to which any other member of the Seller Group is a party and that relates primarily to the Business, for the sake of clarity, not including any purchase orders and invoices (each such Contract, a “Business Material Contract”).

(i) Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.9(a)) pursuant to which the Transferred Entities (A) were obligated to pay more than $2,000,000 for the year 2021 (other than revenue share arrangements) (excluding any Contract covered in the immediately following clause (B)), (B) were obligated for the year 2021 to pay the counterparty a minimum price or revenue guarantee amount of greater than $2,000,000, or (C) received, net of traffic acquisition costs, revenues of greater than $2,000,000 for the year 2021, in each case of the foregoing clauses (A) through (C), that are not cancelable (without penalty, cost or other liability) within ninety (90) days;

(ii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities (in each case, other than in the Ordinary Course of Business) entered into in the past three (3) years;

(iii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(iv) Each Contract requiring (A) capital expenditures after the date of this Agreement in an annual amount in excess of $1,000,000 or (B) any loans, advances or capital contributions to, or investments in, any Person in excess of $1,000,000;

(v) Each Contract containing covenants expressly limiting the freedom of the Transferred Entities to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain a “exclusivity” provision or non-solicitation obligation (other than ordinary course, term-limited employee non-solicitation obligations) (in each case, other than (A) confidentiality agreements entered into in the Ordinary Course of Business, (B) inbound licenses to Intellectual Property required to be scheduled pursuant to Section 4.9(a)(vi)(x) and (C) covenants not to assert, sue or challenge);

(vi) Each Contract that is material to the Business, taken as a whole, pursuant to which a Transferred Entity: (x) licenses material Intellectual Property from a third party, other than (i) click-wrap, shrink-wrap and off-the-shelf software licenses and (ii) any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally; or (y) grants a license to any third party to use any Business Intellectual Property (other than non-exclusive licenses to customers, distributors or other service providers entered into in the Ordinary Course of Business); or (z) grants or is a recipient of a covenant not to sue or assert, or immunity from suit, with respect to Intellectual Property (including trademark coexistence agreements and settlement agreements);

(vii) Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Transferred Entities provide preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any assets of the Transferred Entities;

(viii) Any Contract entered into by a Transferred Entity for or relating to employment, individual independent contractor, consulting or contingent work services, in each case, in the United States that (A) provides for severance, a retention bonus, benefits triggered in connection with a change in control, any advance notice of termination of employment, or greater than thirty (30) days’ advance notice of termination of an independent contractor engagement; or (B) is with an individual who is employed or engaged in the United States in a Vice President position or higher.

(ix) Any Contract with any Governmental Entity under which the Transferred Entities are entitled to receive annual revenues of greater than $500,000;

(x) Any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body

(xi) Any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, other than any Contract for intercompany Indebtedness between Transferred Entities or any guarantee of Indebtedness that will be released at or prior to the Closing;

(xii) Each Contract with a Top Customer or Top Supplier;

(xiii) Each Contract with respect to the Business, on the one hand, and any Affiliate, shareholder, officer or director of the Seller or any Transferred Entity, on the other, other than Contracts for employment and benefits provided to such Persons in the Ordinary Course of Business (including pursuant to any Seller Benefit Plan);

(xiv) Each Contract relating to the settlement of any Action (A) in excess of $50,000; or (B) containing continuing obligations of the Seller or any of its Subsidiaries, other than in each case relating to the collection (or factoring) of unpaid accounts receivable in the Ordinary Course of Business; and

(xv) Each Contract with respect to any equipment lease (including any capital lease) or other agreement pursuant to which a Transferred Entity is a lessor or a lessee of any tangible personal property, or holds or operates any tangible personal property owned by another Person;

(xvi) Each Shared Contract; and

(xvii) Each Guarantee.

(b) As of the date of this Agreement, all of the Business Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement, (x) neither the Transferred Entities nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (y) neither Seller nor the Transferred Entities have received any claim or notice of material breach of or material default under any such Contract, and (z) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

4.10 Transferred Entity Benefit Plans and Seller Benefit Plans.

(a) Section 4.10(a) of the Seller Disclosure Letter sets forth a complete list of each material Seller Benefit Plan. With respect to each material Liability Benefit Plan (excluding, for clarity, any such documents that are not yet required because they relate to a recently adopted material Liability Benefit Plan), Seller has delivered or made available to Purchaser true and complete copies (if applicable) of: (i) the most recent plan document or a summary of the material terms thereof, (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect thereto, (iii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Department of Labor with respect to such Liability Benefit Plan; and (v) all non-routine correspondence to and from any governmental agency within the past three (3) years, in each case, to the extent permitted by applicable Laws outside the United States. Notwithstanding the foregoing, any Seller Benefit Plan that, with respect to employees located outside of the United States only, either (x) is not in Seller’s possession or (y) does not provide any severance or notice period in excess of ninety (90) days or such longer period as may be required by applicable Laws outside the United States, shall not be required to be specifically set forth on Section 4.10(a) of the Seller Disclosure Letter. There are no Transferred Entity Benefit Plans.

(b) (i) Each Liability Benefit Plan is and has been established, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all payments and/or contributions required to be made with respect to any Liability Benefit Plan either have been timely made or have been accrued in accordance with the terms of the applicable Liability Benefit Plan and applicable Law; (iii) no Liability Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iv) the Liability Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code; and (v) none of Seller, any Transferred Entity, nor, to the Knowledge of Seller, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Liability Benefit Plan.

(c) Each Liability Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and, to the Knowledge of Seller, no event or omission has occurred that would cause any Liability Benefit Plan to lose such qualification or require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification.

(d) No Transferred Entity nor any ERISA Affiliate has in the past five (5) years maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise): (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and none of the Transferred Entities or any ERISA Affiliate have, ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) With respect to the Liability Benefit Plans, (i) no Action (other than routine claims for benefits in the Ordinary Course of Business) is pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.

(f) Except as set forth on Section 4.10(f) of the Seller Disclosure Letter, no Transferred Entity provides or has any obligation to provide health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(g) With respect to each Liability Benefit Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Benefit Plan”), as of the date of this Agreement, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Foreign Benefit Plan, (i) to the extent required by applicable Law, the fair market value of the assets of each funded Foreign Benefit Plan (including the Liability of any insurer to any such Foreign Benefit Plan) is sufficient to procure or provide for the accrued benefit obligations and none of the transactions contemplated by this Agreement will cause such assets or insurance obligations to be materially less than such benefit obligations, and (ii) if required, to any extent, to be book-reserved or secured by an insurance policy, the Foreign Benefit Plan is book-reserved or secured by an insurance policy to such extent. Each Foreign Benefit Plan required or intended to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable tax treatment, to the Knowledge of Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable tax treatment with respect to such Foreign Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to (i) increase any benefits with respect to any Business Employee under any Seller Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or an increase in the amount, of any compensation or benefits due to any Business Employee, (iii) result in the forgiveness of any indebtedness of any Business Employee to any Transferred Entity, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), whether or not such payment is considered to be reasonable compensation for services rendered.

4.11 Employees; Labor Matters.

(a) Section 4.11(a) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each Business Employee (by name or employee identification number), including (A) each such employee’s position or title, annualized base salary or hourly wage (as applicable), 2022 annual commission opportunity and bonus potential (as applicable), the number and type of outstanding Seller LTI Awards held, date of hire, work location (city, state and country), amount of accrued and unused vacation or paid time off, part-time or full-time status, name of employing entity, leave status and anticipated return-to-work date (if applicable), and visa or work permit type and status (if applicable); (B) whether such employee is classified as exempt or non-exempt, or eligible for overtime pay for wage and hour purposes; and (C) the percentage of work time dedicated to the Business. Except as set forth in Section 4.11(a) of the Seller Disclosure Letter, all Business Employees in the United States are employed at will.

(b) Section 4.11(b) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all independent contractors, service providers, consultants and temporary or leased employees and any other Person classified as other than employee, in each case, who provides services in full or in part pertaining to the Business (“Contingent Workers”), including for each Contingent Worker: (i) the nature of services provided, (ii) the initial date retained; (iii) the anticipated end date of the engagement (if known), (iv) the name of the hiring entity, (v) the primary location from which services are performed (city, state, country), (vi) a description of the fee or compensation arrangement; (vii) estimated average hours worked per week; (viii) whether a written agreement governing the relationship exists; (ix) the extent of notice required to terminate the engagement; (x) total fees paid in 2021; and (xi) the percentage of engaged time dedicated to the Business.

(c) With respect to the Business, each Transferred Entity and each member of the Seller Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to labor and employment, including but not limited to, all Laws pertaining to employment practices, workplace safety and health, wage and hour issues, the classification of U.S.-based employees as exempt and non-exempt, the classification of independent contractors, data protection, immigration, terms and conditions of employment, overtime, minimum wage, meal and rest breaks, wages and hours, timely payment of wages, paid time off, equal pay, leaves of absence, right to work laws, administrative/reporting obligations, registrations, statutory holiday pay calculation requirements, unemployment insurance, termination of employment, redundancies, plant closures and layoffs, consultation with employees, COVID-19 and public social security systems and other statutory social welfare benefit programs (including by making timely all required payroll reductions and contribution payments), discrimination, harassment, and retaliation. To the extent any Contingent Workers are currently or in the past three (3) years have been engaged in connection with the Business, such Contingent Workers have been properly classified and treated as non-employees in compliance with all applicable Laws and for purposes all benefit plans and perquisites. No member of the Seller Group or any Transferred Entity is delinquent in any material respect in payments to any Business Employees or Contingent Workers, for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed or amounts required to be reimbursed to such employees or Contingent Workers.

(d) For the past three (3) years, no Transferred Entities have had any liability for non-compliance with or failed to comply with the Worker’s Adjustment Retraining Notification Act or any similar Law (together, the “WARN Act”).

(e) During the past three (3) years, (i) no Transferred Entities have been a party to a settlement agreement with a current or former managerial employee who provides or provided services to the Business, that relates primarily to allegations of sexual harassment, sexual discrimination or sexual misconduct, and (ii) no allegations of sexual harassment, sexual discrimination or sexual misconduct have been made against any managerial employee of a Transferred Entity or who otherwise provides or provided services to the Business.

(f) None of the employment policies or practices relating to the Business are currently being audited or investigated by any Governmental Entity.

(g) No Transferred Entity and, with respect to the Business, no member of the Seller Group, is delinquent in payments to any of their respective current or former employees or Contingent Workers, in each case, who provide or provided services to the Business, for any wages, salaries, commissions, bonuses, fees or other direct compensation for services performed or amounts required to be reimbursed to such service providers. All Business Employees and Contingent Workers are authorized to work in the jurisdiction(s) in which they provide services on behalf of the Business.

(h) Relating to the Business or any current or former employee or Contingent Worker who provides or provided services to the Business, there are, and within the last three (3) years have been, no Actions or material internal employee disputes pending or, to the Seller’s Knowledge, threatened, in each case, against any Transferred Entity or any member of the Seller Group in connection with any employment or labor matter.

(i) To the Knowledge of Seller, no Business Employee who is an officer or who is material to the Business has provided notice of an intention to terminate his or her employment.

(j) With respect to the Business, each member of the Seller Group and each Transferred Entity is, and for the past three (3) years has been, in compliance in all material respects with all Pandemic Measures. Pertaining to the Business, no actions have been taken or are now contemplated in response to COVID-19 that have resulted or would reasonably be expected to result in changes to employee headcount or functionality; adoptions, modifications or terminations of any benefit plan; or material disruptions to the workplace.

(k) None of the Transferred Entities and, with respect to the Business, no member of the Seller Group is, or in the past three (3) years has been, a party to any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body, and no such Contract is being negotiated as of the date hereof. As of the date hereof there are, and in the past three (3) years there have been: (i) no union organizing activities involving any Business Employees or the Transferred Entities, or who otherwise provides or provided services to the Business, to authorize representation by any labor union, labor organization, works council or similar employee representative body; (ii) no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes, pending or threatened in writing against or involving any Business Employee or a Transferred Entity; and (iii) no labor union, labor organization, works council or group of employees has represented, claimed to represent, or sought certification or recognition as the representative of any Business Employees of the Transferred Entities or who otherwise provides or provided services to the Business.

(l) The transactions contemplated by this Agreement will not trigger any pre-signing or pre-Closing requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any union, works council or similar employee representative body.

4.12 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Transferred Entities and Specified Assets have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all respects, and all Taxes required to be paid by or with respect to the Transferred Entities and Specified Assets have been fully and timely paid.

(b) There are no Liens for Taxes that have been imposed upon any of the Specified Assets or property or assets of the Transferred Entities, other than Permitted Liens.

(c) (i) No deficiency for Taxes has been assessed against the Transferred Entities in writing by any Tax Authority, except for deficiencies that have been satisfied by payment, settled or withdrawn or are adequately reserved for in accordance with GAAP and (ii) no Tax Proceeding is pending or threatened in writing with respect to any Taxes due from the Transferred Entities.

(d) No claim has ever been made by a Tax Authority in a jurisdiction where a Transferred Entity does not file a Tax Return of that type that such Transferred Entity is or may be subject to such form of Tax or required to file a Tax Return with respect thereto in that jurisdiction.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Transferred Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time granted automatically upon request under applicable Law for filing an Income Tax Return.

(f) None of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including as a result of any adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Law) to transactions, events or accounting methods employed prior to the Closing, (ii) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (v) any prepaid amount received or paid on or prior to the Closing Date in excess of the amounts accrued therefor in Pre-Closing Accrued Income Taxes, or (vi) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date.

(g) None of the Transferred Entities will be required to include any amount into income under Section 965 of the Code as a result of an election under Section 965(h) of the Code.

(h) Each of the Transferred Entities is, with respect to intercompany relationships between Transferred Entities, in material compliance with all applicable transfer pricing laws and regulations.

(i) Each of the Transferred Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, including under all backup withholding provisions of applicable Law, and is in material compliance with all associated information reporting requirements.

(j) None of the Transferred Entities has liability for the Taxes of any other Person (other than any of the other Transferred Entities, any member of the Seller Group, or a Person (or its predecessor) that was previously an Affiliate of such Transferred Entity (or its predecessor)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor. None of the Transferred Entities is a party to or bound by any Tax sharing, indemnity, allocation or similar contract, or has liability for the Taxes of any other Person by contract, other than, in each case of the items described in this sentence, (i) any of the other Transferred Entities (or its predecessor) or (ii) under customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes).

(k) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two (2) years prior to the date or this Agreement or as part of a “plan” taken together with the transactions contemplated by this Agreement, or, to the Knowledge of Seller, has ever constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(l) None of the Transferred Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the relevant Transferred Entity.

(m) None of the Transferred Entities is, and, to the Knowledge of Seller, none of the Transferred Entities has ever been, party to any joint venture, partnership or other arrangement or Contract that could reasonably be treated as a partnership for federal income Tax purposes.

(n) Section 4.12(n) of the Seller Disclosure Letter sets forth a complete list of the U.S. federal income Tax classification of each Transferred Entity. Each Transferred Entity uses, and, to the Knowledge of Seller, has always used, the accrual method of accounting for income Tax purposes and the taxable year of each Transferred Entity is the calendar year ending December 31.

(o) None of the Transferred Entities is, nor has been during the period in which the Transferred Entities have been held by Seller, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the Specified Assets is a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.

Nothing in this Agreement shall be construed as a representation or warranty by Seller with respect to, the existence, amount, expiration date or limitations on, or availability of, any Tax attribute, including net operating losses, capital losses, Tax credits, and Tax basis.

4.13 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Restructuring and all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and assuming all consents, authorizations, assignments, amendments and Permits (including those contemplated by Section 6.6) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts, whether held by the Transferred Entities or Purchaser) (i) all of the assets, properties and rights (excluding the Guarantees, Seller Names, the Excluded Assets and Cash of the Transferred Entities) necessary to conduct the Business in the same manner in all material respects as conducted as of the date of this Agreement and as of immediately prior to the Closing and (ii) all of the material assets, properties and rights (excluding the Guarantees, Seller Names, the Excluded Assets and Cash of the Transferred Entities) used or held for use in the conduct of the Business as of the date of this Agreement and as of immediately prior to the Closing. Except as contemplated by the Ancillary Agreements, no Retained Business is necessary for the conduct of the Business as conducted as of the date of this Agreement in any material respect.

4.14 Insurance. Seller and the Transferred Entities maintain insurance in such amounts and against such risks as is customary for the industries in which the Transferred Entities operate. All insurance maintained by or on behalf of Seller (to the extent related to the Business) and the Transferred Entities as of the date hereof (the “Insurance Policies”) are listed on Section 4.14 of the Seller Disclosure Letter. Except as would not reasonably be expected to be material to the Business, taken as a whole, all Insurance Policies are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion. Seller has either delivered to Purchaser or has given Purchaser access to copies of all Insurance Policies and claim history since January 1, 2021. Except as set forth on Section 4.21 of the Seller Disclosure Letter, Transferred Entities do not have, maintain, establish, sponsor, participate in or contribute to and in the past has not participated in or contributed to any self-insurance or co-insurance program.

4.15 Licenses, Permits and Authorizations. The Transferred Entities have obtained, and are in compliance with, all of the Permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such

Permit would not reasonably be expected to be material to the Business, taken as a whole. There are no Actions or, to the Knowledge of Seller, investigations by or before any Governmental Entity pending or threatened in writing which would reasonably be expected to result in the revocation or termination of any such Permit.

4.16 Real Property.

(a) Section 4.16 of the Seller Disclosure Letter lists, as of the date of this Agreement, the address of each real property owned as of the date of this Agreement by any Transferred Entity (the “Business Owned Real Property”). The applicable Transferred Entities have valid and marketable fee simple or comparable valid title to all Business Owned Real Property owned by such entities, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 4.16 of the Seller Disclosure Letter, no Business Owned Real Property is (i) subject to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Business Owned Real Property or any portion thereof or interest therein, and (ii) leased or otherwise occupied by any Person. The Business Owned Real Property, and the current use thereof, complies with all applicable Laws relating to land use and with all easements, covenants and other restrictions applicable thereto. The Seller has made available to Purchaser true and complete copies of the current title reports, title insurance policies, surveys and environmental reports with respect to the Business Owned Real Property that are in the possession or control of the seller or that were prepared for the Seller or its Affiliates in connection with the acquisition of such Business Owned Real Property. Other than as set forth on Section 4.16 of the Seller Disclosure Letter, there are no condemnation or eminent domain proceedings or administrative suits or actions of any kind pending or, to the Knowledge of Seller, threatened against any Business Owned Real Property. All easements and roads or rights of way (including all access to public roads) and setback lines, if any, affecting the improvements on the Business Owned Real Property are unobstructed, and there are no encroachments by any of the improvements located on the Business Owned Real Property or by any adjacent parcel of real property.

(b) Section 4.16 of the Seller Disclosure Letter lists, as of the date of this Agreement, (i) the address of each real property leased by any Transferred Entity, in each case, as the lessee (the “Business Leased Real Property”), and (ii) identifies all material documents related to the lease, sublease, license or other agreements (including all amendments, supplements, extensions, renewals, guaranties, non-disturbance agreements) (collectively, the “Business Real Property Leases”). The applicable Transferred Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such Transferred Entities, subject to the Enforceability Exceptions and any Permitted Liens, and as of the date of this Agreement, neither Seller nor any Subsidiary has received any written notice from any lessor of such Business Leased Real Property of, nor does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property. Seller has delivered to Purchaser accurate and complete copies of the Business Real Property Leases.

4.17 Intellectual Property.

(a) As of the date hereof, Section 4.17(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all issuances, registrations and pending applications for any (i) Business Patents and (ii) Marks, Internet Properties and material Copyrights that are owned or purported to be owned by a Transferred Entity and used in the Business or necessary to operate the Business, in each case, excluding any Excluded Assets (collectively, the “Listed Business Intellectual Property”). All Listed Business Intellectual Property owned or purported to be owned by a Transferred Entity that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are (or will be, as of the Closing) registered in the name of the applicable Transferred Entity. All Listed Business Intellectual Property owned or purported to be owned by or exclusively licensed to a Transferred Entity that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned. To the Knowledge of the Seller, (i) all issued Patents included in the Business Patents are valid and enforceable and (ii) except as would not reasonably be expected to be material to the Business, taken as whole, all other Business Intellectual Property owned or purported to be owned by, or exclusively licensed to, a Transferred Entity are, valid and enforceable.

(b) Except as would not reasonably be expected to be material to the Business, taken as a whole, the applicable Transferred Entity (i) exclusively owns each item of Listed Business Intellectual Property and (ii) owns or has valid licenses to all other material Intellectual Property to the extent owned or held by, as applicable, a Transferred Entity and used in the Business or necessary to operate the Business, in each of (i) and (ii), free and clear of all Liens (excluding Permitted Liens).

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, as of the date hereof: (i) there are no pending or threatened written claims alleging the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Transferred Entities, Seller or any other member of the Seller Group (in each case, solely with respect to the Business) has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (iii) the operation of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; and (iv) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any material rights of the Transferred Entities in any Business Intellectual Property.

(d) Each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain the material Business Intellectual Property and the secrecy and confidentiality of any material Trade Secrets included in the Business Intellectual Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, each present or past employee, officer, consultant or any other Person who developed any Business Intellectual Property in the last three (3) years has executed a valid and enforceable Contract with the applicable Transferred Entity (or Seller or a Subsidiary of Seller) that conveys to such Transferred Entity (or to Seller or to the applicable Subsidiary of Seller, as the case may be) any and all right, title and interest in and to all Business Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Transferred Entity (or Seller or the applicable Subsidiary of Seller, as the case may be) and where applicable with respect to Persons currently employed by or engaged with such Transferred Entity (or Seller or the applicable Subsidiary of Seller, as the case may be), provides that such Person irrevocably waives all moral rights in respect to all Business Intellectual Property created or contributed in the course of their employment or engagement.

(e) None of the Transferred Entities nor the Seller has (i) granted, directly or indirectly, to any other Person, any current or contingent rights, licenses or interests in or to any source code of any Software included in the Business Intellectual Property or (ii) provided or disclosed any source code of any such Software to any person or entity.

(f) Except as would not reasonably be expected to be material to the Business, taken as a whole, the Business Software does not contain any viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands that could materially disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the safety, security or integrity of the data, information or signals the Business Software produces in a manner adverse to any customer, licensee or recipient. The Business Software does not include or install any spyware, adware, or other similar software that monitors the use of the Business Software or contacts any remote computer, in each case, without the knowledge and express consent of the user(s) of the applicable Business Software or remote computer, as applicable.

(g) None of the material Software included in the Business Intellectual Property is currently distributed with any Public Software in a manner that requires any Business Intellectual Property be dedicated to the public domain, disclosed or distributed in source code form or made available at no charge, in each case, as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

4.18 Information Technology; Data Security.

(a) Except as would no reasonably be expected to be material to the Business, taken as a whole, (i) all IT Assets (x) are configured in accordance with, and perform in compliance with generally accepted industry security standards, and (y) are maintained by reasonably competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards prudent in the industry, for proper operation, monitoring and use, (ii) all IT Assets are in good working condition to effectively perform all information technology operations necessary to conduct the Business and (iii) the Transferred Entities have not experienced, within the past three (3) years, any disruption to, or interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Assets that has not been remediated in all material respects. Each Transferred Entity has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business. No Transferred Entity is in breach of any Business Material Contract in any material respect relating to any IT Assets and, to the Knowledge of Seller, no Transferred Entity is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a material breach of any Business Material Contract relating to any IT Assets.

(b) Each Transferred Entity takes commercially reasonable efforts designed to protect the confidentiality, integrity and security of its Personal Data, Business Technology, and the IT Assets against any unauthorized use, access, interruption, modification or corruption. Each Transferred Entity has implemented and maintained an information security program with respect to the Business that (i) complies and has at all times in the past three (3) years complied in all material respects with all applicable Data Protection Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (iii) monitors and is designed to protect Personal Data, Business Technology and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iv) implements, monitors, and maintains administrative, organizational, technical, and physical safeguards and controls with respect to the risks described above in (ii) and (iii); and (v) maintains incident response and notification procedures, including in the case of any breach of security compromising Personal Data. Each Transferred Entity has implemented and has at all times in the past three (3) years maintained a commercially reasonable information security program designed to ensure that third parties collecting or handling Personal Data on behalf of a Transferred Entity with respect to the Business provide similar safeguards in compliance with applicable Data Protection Laws.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) each Transferred Entity has taken commercially reasonable measures to secure all Business Technology prior to selling, distributing, deploying or making it available and has implemented a program to apply critical or high-risk patches and updates to that Business Technology, (ii) without limitation to the foregoing, each Transferred Entity, as applicable, has performed commercially reasonable penetration tests and vulnerability scans of all Business Technology, and (iii) the Transferred Entities have taken commercially reasonable steps to remediate any critical or high risk vulnerability identified by any such tests or scans.

(d) Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years there has been no data security breach of any Business Technology or IT Assets, or unauthorized acquisition, access, use or disclosure of any Personal Data, owned, transmitted, used, stored, received, or controlled by or on behalf of any Transferred Entity. Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years each Transferred Entity has, with respect to the Business, performed a commercially reasonable security risk assessment and taken commercially reasonable steps to remediate any critical or high risk threats and deficiencies identified in those security risk assessments.

4.19 Data Privacy.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, in connection with the Transferred Entities’ collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Data, the Transferred Entities and the Business are and at all times in the past three (3) years have been in compliance with (i) all Data Protection Laws, (ii) all applicable Privacy Policies, including all previous versions of such Privacy Policies with respect to Personal Data collected thereunder, and all internal policies and procedures relating to the Transferred Entities’ processing of Personal Data, (iii) the requirements of any contract to which Seller is a party, and (iv) any binding standards or codes of conduct. The Transferred Entities and the Business have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use and/or disclosure.

(b) Each Transferred Entity, as applicable, has any authorizations, consents, data processing agreements and data transfer agreements that are required to maintain compliance under Data Protection Laws to receive, access, use and disclose the Personal Data in such entity’s possession or control in connection with the operation of the Business.

(c) No Transferred Entity (i) is or, to the Knowledge of Seller, has been under investigation by any Governmental Entity for a violation of any Data Protection Law; or (ii) has at any time in the past three (3) years received any notice of any claim, lawsuit, investigation or audit request or report from any Person alleging any violation of Data Protection Laws.

4.20 Environmental Matters.

(a) Except as would not reasonably be expected to be material to the Business, taken as a whole:

(i) The Transferred Entities are, and have at all times been, in compliance in all material respects with all applicable Environmental Laws;

(ii) The Transferred Entities hold, and are, and have at all times been, in compliance with, all Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(iii) No Hazardous Materials have been released by any Transferred Entity at the Business Owned Real Property or the Business Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater or surface water that requires such Transferred Entity to conduct investigation or remediation under applicable Environmental Laws; and

(iv) There are no written claims or notices of violation pending or, to the Knowledge of Seller, threatened against the Transferred Entities alleging violations of or liability under any Environmental Law.

(b) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.20 are the only representations and warranties given by Seller with respect to matters arising under Environmental Laws, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

4.21 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Business Financial Statements, there has not been any Business Material Adverse Effect.

(b) Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business has been operated in the Ordinary Course of Business in all material respects. Since September 30, 2021, the Transferred Entities have not taken any action that would be prohibited by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) (ix), (xii) and (xiv) of Section 6.1 if taken or proposed to be taken after the date hereof.

4.22 Affiliate Matters. Except for any Contracts to be terminated pursuant to Section 6.9 and Contracts to provide the services that are to be provided in accordance with any Ancillary Agreement, Section 4.22 of the Seller Disclosure Letter sets forth a list, which is correct and complete as of the date hereof, of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand.

4.23 Brokers’ Fees. Except as set forth on Section 4.23 of the Seller Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.24 Customers and Suppliers.

(a) Section 4.24(a) of the Seller Disclosure Letter sets forth (i) the top twenty (20) customers of the Business (each a “Top Customer”), based on the dollar amount of revenues earned by the Business for the twelve (12) month period ended December 31, 2021, and (ii) the revenues generated from each Top Customer during such period.

(b) Section 4.24(b) of the Seller Disclosure Letter sets forth (i) the top twenty (20) suppliers of the Business (each a “Top Supplier”), determined on the basis of cost of items purchased by the Business for the twelve (12) month period ended December 31, 2021, and (ii) the amount of consideration paid to each Top Supplier during such period.

(c) No Top Customer or Top Supplier has (i) given any written notice to Seller or the Transferred Entities that it intends to stop or decrease its business relationship with the Business or (ii) during the past twelve (12) months materially decreased its business relationship with the Business.

4.25 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Business are valid and enforceable claims and are subject to no set-off or counterclaim. From the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business accounts receivable have been collected in the Ordinary Course of Business and have not been accelerated outside of the Ordinary Course of Business.

(b) All accounts payable and notes payable of the Business arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. From the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business accounts payable have been paid in the Ordinary Course of Business and have not been delayed or postponed outside of the Ordinary Course of Business.

4.26 No Additional Representation or Warranties. Except as set forth in Article III and this Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Article III and this Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth (x) in the disclosure letter delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, or (y) the Purchaser SEC Reports publicly filed or furnished with the SEC since January 1, 2020 and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), it being agreed that any matter disclosed in such filings shall not be deemed disclosed for purposes of Sections 5.1 through 5.4, Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.2 Authority.

(a) Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. Other than the approval of the Purchaser Share Issuance by the holders of a majority of the stock having voting power on such matters present in person or represented by proxy at a meeting of Purchaser stockholders duly called and held for such purpose, (the

“Purchaser Stockholder Approval”), no vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof (including the issuance of the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares), whether by reason of applicable Law, the Organizational Documents of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser or their applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement by Seller or the applicable member of the Seller Group, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Purchaser Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Sale and the Primary Issuance, are advisable, fair to and in the best interest of Purchaser’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Purchaser Share Issuance, (iii) directed that the approval of the Purchaser Share Issuance be submitted to a vote at a meeting of the stockholders of Purchaser entitled to vote on such matters, and (iv) resolved to recommend to Purchaser’s stockholders to vote in favor of the approval of the Purchaser Share Issuance on the terms and subject to the conditions set forth in this Agreement.

5.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby (including the issuance of the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares), except (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) the filing by Purchaser with the SEC of a proxy statement in definitive form relating to the Purchaser Stockholder Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (iv) compliance with any applicable requirements of any Regulatory Laws or (v) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby (including the issuance of the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares) will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Purchaser Material Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) The Purchaser Board has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the Sale and the Purchaser Share Issuance, without any further action on the part of the Purchaser stockholders or the Purchaser Board. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Statute”) is applicable to the Purchaser Entities or the transactions contemplated hereby. None of the Purchaser Entities has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

5.4 Purchaser Capitalization.

(a) As of 5:00 p.m., Eastern Standard Time, on March 2, 2022 (the “Capitalization Date”), the authorized capital stock of Purchaser consists of 300,000,000 Purchaser Common Shares and 7,500,000 Purchaser Preferred Shares. As of the Capitalization Date: (i) 136,099,530 Purchaser Common Shares are issued and outstanding; (ii) no Purchaser Preferred Shares are issued and outstanding; (iii) no Purchaser Common Shares are held in treasury; (iv) 12,221,870 Purchaser Common Shares are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Common Shares (“Purchaser Stock Options”); (v) 15,124,539 Purchaser Common Shares are subject to outstanding awards of restricted stock units corresponding to Purchaser Common Shares (“Purchaser RSU Awards” and together with the Purchaser Stock Options, “Purchaser Equity Awards”); (vi) 14,654,162 Purchaser Common Shares were issuable upon the conversion of the Purchaser Convertible Senior Notes; and (vii) no other shares of capital stock or other voting securities or equity interests of Purchaser are issued, reserved for issuance or outstanding. As of the close of business on the Capitalization Date, the Conversion Rate (as defined in the Purchaser Convertible Senior Notes Indenture) of the Purchaser Convertible Senior Notes is 117.2367 Purchaser Common Shares per $1,000 aggregate principal amount. All of the issued and outstanding capital stock of Purchaser is, and when issued in accordance with the terms hereof, the Purchaser Common Share Closing Consideration, the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares will be, duly authorized and validly issued and fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote (or, other than the Purchaser Convertible Senior Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in the first sentence of this Section 5.4(a) and for changes since the Capitalization Date resulting from (w) the exercise of Purchaser Stock Options outstanding on such date, (x) the vesting and settlement in accordance with their terms of Purchaser RSU Awards outstanding on such date, (y) the issuance of Purchaser Equity Awards after such date, in each case as and to the extent permitted by Section 6.2 or (z) issuances of Purchaser Common Shares upon conversion of Purchaser Convertible Senior Notes in accordance with the Purchaser Convertible Senior Notes Indenture, as of the date of this Agreement there are no issued, reserved for issuance or outstanding shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, or contracts, commitments, understandings or arrangements by which Purchaser may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Purchaser, or that otherwise obligate Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any Subsidiary of the Purchaser) are outstanding as of the Capitalization Date. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Purchaser or any of its Subsidiaries is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Purchaser Common Shares, capital stock or other voting or equity securities or ownership interests of Purchaser or granting any stockholder or other person any registration rights. All Purchaser Convertible Senior Notes were issued pursuant to, and all the terms and conditions of the Purchaser Convertible Senior Notes are evidenced by, the Purchaser Convertible Senior Notes Indenture, and all Capped Call Transactions were made pursuant to and are evidenced by the Capped Call Documentation, and there are no other agreements or side letters with respect to the Purchaser Convertible Senior Notes or Capped Call Transactions.

(b) Earnout Purchaser Shares issuable upon the achievement of a Triggering Event have been reserved for issuance and, when issued, will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which Purchaser is a party, other than those under applicable state and federal securities and antitakeover laws and this Agreement.

(c) Section 5.4(c) of the Purchaser Disclosure Letter contains a true and correct list, as of the date hereof, of each of the Purchaser Entities (other than Purchaser), the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Purchaser Entity. All Equity Interests of the Purchaser Entities (other than Purchaser) are duly authorized and validly issued.

(d) Except for ownership of another Purchaser Entity, no Purchaser Entity owns, directly or indirectly, any Equity Interest in any Person.

5.5 Purchaser Financial Statements.

(a) The audited consolidated balance sheet of Purchaser and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and statements of cash flows for the years ended December 31, 2020 and December 31, 2021, accompanied by the reports thereon of Purchaser’s independent auditors (the “Purchaser Financial Statements”) filed with the Purchaser SEC Reports (i) have each been prepared based on the books and records of Purchaser and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have each been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto), and (iii) each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) Purchaser has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in Purchaser’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents. Since January 1, 2019, neither Purchaser nor any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

5.6 Undisclosed Liabilities. As of the date of this Agreement, there is no Liability of the Purchaser Entities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (a) reflected or reserved for on the Purchaser Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Purchaser Disclosure Letter), (e) arising under the terms of any Contract to which a Purchaser Entity is a party or (f) which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.7 Purchaser Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.8 Purchaser SEC Reports. Since January 1, 2019, Purchaser has filed or furnished on a timely basis all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement (the “Purchaser SEC Reports”). Each Purchaser SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Purchaser SEC Report was filed. True and complete copies of all Purchaser SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of Purchaser is required to file any forms, reports or documents with the SEC. As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), none of the Purchaser SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Purchaser SEC Reports has been amended or superseded by a later Purchaser SEC Report filed prior to the date of this Agreement. There are no outstanding or unresolved comments in comment letters received by any Purchaser Entity from the SEC or its staff. There has been no material correspondence between the SEC and Purchaser since January 1, 2019 that is not set forth in the Purchaser SEC Reports. None of the Purchaser SEC Reports is the subject of ongoing SEC review and there are no inquiries or inspections by the SEC regarding the accounting practices of Purchaser. No Subsidiary of Purchaser is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

5.9 Legal Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, none of the Purchaser Entities is, in violation of any Laws or Order issued by a Governmental Entity.

5.10 Contracts; No Defaults.

(a) Section 5.10 of the Purchaser Disclosure Letter contains a listing of all Contracts described in clauses (i) through (vii) below to which, as of the date of this Agreement, any of the Purchaser Entities is a party, for the sake of clarity, not including any Benefit Plan, purchase orders and invoices or any Purchaser Entity Benefit Plans (each such Contract, a “Purchaser Material Contract”).

(i) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Purchaser), in each case that is material to the business and operations of the Purchaser Entities, taken as a whole;

(ii) (A) the Purchaser Convertible Senior Notes Indenture and (B) the Capped Call Documentation;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit in excess of $500,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to or between direct or indirect wholly-owned Subsidiaries of Purchaser;

(iv) Each Contract containing covenants expressly limiting in any material respect the freedom of the Purchaser Entities to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain a “exclusivity” provision (in each case, other than (A) confidentiality agreements entered into in the Ordinary Course of Business, (B) inbound licenses to Intellectual Property required to be scheduled pursuant to Section 5.10(a)(v)(x) and (C) covenants not to assert, sue or challenge);

(v) Each Contract that is material to the business of the Purchaser Entities, taken as a whole, pursuant to which a Purchaser Entity: (x) licenses material Intellectual Property from a third party, other than (i) click-wrap, shrink-wrap and off-the-shelf software licenses and (ii) any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally; (y) grants a license to any third party to use any Business Intellectual Property (other than non-exclusive licenses to customers, distributors or other service providers in the Ordinary Course of Business); or (z) grants or is a recipient of a covenant not to sue or assert, or immunity from suit, with respect to Intellectual Property (including trademark coexistence agreements and settlement agreements);

(vi) Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Purchaser Entities provide material preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any material assets of the Purchaser Entities;

(vii) Each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(b) As of the date of this Agreement, all of the Purchaser Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Purchaser Entity party thereto and, to the Knowledge of Purchaser, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, as of the date of this Agreement, (x) neither the Purchaser Entities nor, to the Knowledge of Purchaser, any other party thereto is in breach of or default under any such Contract, (y) the Purchaser Entities have not received any claim or notice of material breach of or material default under any such Contract, and (z) to the Knowledge of Purchaser, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

5.11 Purchaser Entity Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) each Purchaser Entity Benefit Plan is being administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Purchaser Entity Benefit Plan on or before the date hereof have been made or have been accrued in accordance with the terms of the applicable Purchaser Entity Benefit Plan and applicable Law; and (iii) each Purchaser Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period.

(b) No Purchaser Entity Benefit Plan is a Multiemployer Plan or a “defined benefit plan” (as defined in Section 3(35) of ERISA), in each case, that is subject to Title IV of ERISA. None of the Purchaser Entities have, as applicable, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time during the past five (5) years through the date hereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, with respect to the Purchaser Entity Benefit Plans, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Purchaser, threatened in writing.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

5.12 Employees; Labor Matters.

(a) None of the Purchaser Entities is party to any collective bargaining agreements as of the date of this Agreement.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, during the past three (3) years through the date hereof, no strikes or work stoppages by any Purchaser Entity Employees have occurred or, to the Knowledge of Purchaser, have been threatened in writing by any Purchaser Entity Employees.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Entities are in compliance with all applicable Laws relating to employment of labor with respect to the Purchaser Entity Employees.

5.13 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect:

(a) All income and other material Tax Returns required to be filed by or with respect to the Purchaser Entities have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid by or with respect to the Purchaser Entities have been fully and timely paid.

(b) There are no Liens for Taxes that have been imposed upon any property or assets of the Purchaser Entities, other than Permitted Liens.

(c) (i) No deficiency for Taxes has been assessed against the Purchaser Entities in writing by any Tax Authority, except for deficiencies that have been satisfied by payment, settled or withdrawn or are adequately reserved for in accordance with GAAP on the Purchaser Financial Statements and (ii) no Tax Proceeding is pending or threatened in writing with respect to any Taxes due from the Purchaser Entities.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Purchaser Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time permitted by applicable Law for filing a Tax Return.

(e) None of the Purchaser Entities has liability for the Taxes of any other Person (other than any of the other Purchaser Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, or by contract (other than customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes).

(f) None of the Purchaser Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g) None of the Purchaser Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the relevant Purchaser Entity.

Nothing in this Agreement shall be construed as a representation or warranty by Purchaser with respect to (A) the existence, amount, expiration date or limitations on, or availability of, any Tax attribute, including net operating losses, capital losses, Tax credits and Tax basis or (B) any Taxes attributable to, or arising in, any Post-Closing Tax Period.

5.14 Insurance. The Purchaser Entities maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Purchaser Entities operate and as the management of the Purchaser Entities has in good faith determined to be reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, all material insurance policies maintained by or on behalf of the Purchaser Entities are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion.

5.15 Licenses, Permits and Authorizations.

The Purchaser Entities have obtained, and are in compliance with, all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Purchaser Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Purchaser Entities as currently conducted, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or permit would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.16 Real Property.

(a) The applicable Purchaser Entities have fee simple or comparable valid title to all real property owned as of the date of this Agreement by any Purchaser Entity that is material to the operation of the Purchaser Entities (the “Purchaser Owned Real Property”), free and clear of all Liens, except Permitted Liens.

(b) Each real property leased by any Purchaser Entity that is material to the operation of the Purchaser Entities, in each case, as the lessee (the “Purchaser Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (i) the applicable Purchaser Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, each real property leased by any Purchaser Entity that is material to the operation of the Purchaser Entities, in each case, as the lessee (the “Purchaser Leased Real Property”), subject to the Enforceability Exceptions and any Permitted Liens, and (ii) as of the date of this Agreement, neither Purchaser nor any Subsidiary has received any written notice from any lessor of such Purchaser Leased Real Property of, nor to the Knowledge of Purchaser does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Purchaser Leased Real Property.

5.17 Intellectual Property.

(a) As of the date hereof, Section 5.17(a) of the Purchaser Disclosure Letter sets forth a complete list of all material issuances, registrations and pending applications for any Purchaser Intellectual Property (collectively, the “Listed Purchaser Intellectual Property”). Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, to the Knowledge of Purchaser, all such Listed Purchaser Intellectual Property owned or purported to be owned by a Purchaser Entity is valid and enforceable.

(b) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, to the Knowledge of Purchaser, the applicable Purchaser Entity (i) exclusively owns each item of Listed Purchaser Intellectual Property and (ii) owns or has valid licenses to all other material Intellectual Property to the extent owned or held by, as applicable, a Purchaser Entity and used in the business of the Purchaser Entities, in each case, free and clear of all Liens (excluding Permitted Liens).

(c) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole: (i) to the Knowledge of Purchaser, as of the date hereof, there are no pending or threatened written claims alleging the operation of the Purchaser Entities infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Purchaser Entities has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Purchaser Entities infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (iii) to the Knowledge of Purchaser, the operation of the Purchaser Entities does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; and (iv) to the Knowledge of Purchaser, no Person is infringing, misappropriating or otherwise violating any material rights of the Purchaser Entities in any Purchaser Intellectual Property.

(d) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, (i) each of the Purchaser Entities, as applicable, has taken commercially reasonable steps to protect and maintain the material Purchaser Intellectual Property and the secrecy and confidentiality of any material Trade Secrets included in the Purchaser Intellectual Property and (ii) each present or past employee, officer, consultant or any other Person who developed any Purchaser Intellectual Property in the last five (5) years has executed a valid and enforceable Contract with the applicable Purchaser Entity that conveys to such Purchaser Entity any and all right, title and interest in and to all Purchaser Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Purchaser Entity and where applicable with respect to Persons currently employed by or engaged with such Purchaser Entity, provides that such Person irrevocably waives all moral rights in respect to all Purchaser Intellectual Property created or contributed in the course of their employment or engagement.

(e) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, none of the material Software included in the Purchaser Intellectual Property is currently distributed with any Public Software in a manner that would require any material Purchaser Intellectual Property be dedicated to the public domain, disclosed or distributed in source code form or made available at no charge, in each case, as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

5.18 Information Technology; Data Security.

(a) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, all material Purchaser IT Assets (i) are configured in accordance with, and perform in compliance with generally accepted industry security standards, and (ii) are maintained by reasonably competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards prudent in the industry, for proper operation, monitoring and use. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, any and all Purchaser IT Assets are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Purchaser Entities. The Purchaser Entities have not experienced, within the past three (3) years, any material disruption to, or material interruption in, the conduct of the business of the Purchaser Entities attributable to a defect, bug, breakdown or other failure or deficiency of the Purchaser IT

Assets that has not been remediated in all material respects. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, each Purchaser Entity has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Purchaser Entities (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Purchaser Entities. No Purchaser Entity is in material breach of any Purchaser Material Contract relating to any Purchaser IT Assets and, to the Knowledge of Purchaser, no Purchaser Entity is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a material breach of any Purchaser Material Contract relating to any Purchaser IT Assets.

(b) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, each Purchaser Entity takes commercially reasonable efforts designed to protect the confidentiality, integrity and security of its Personal Data, Purchaser Technology, and the Purchaser IT Assets against any unauthorized use, access, interruption, modification or corruption. Each Purchaser Entity has implemented and maintains an information security program with respect to the business of the Purchaser Entities that, in all material respects, (i) complies with all applicable Data Protection Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (iii) monitors and is designed to protect Personal Data, Purchaser Technology and all Purchaser IT Assets against any unauthorized use, access, interruption, modification or corruption; and (iv) implements, monitors, and maintains administrative, organizational, technical, and physical safeguards and controls with respect to the risks described above in (ii) and (iii); and (v) maintains incident response and notification procedures, including in the case of any breach of security compromising Personal Data. Each Purchaser Entity maintains an information security program designed to ensure that third parties collecting or handling Personal Data on behalf of a Purchaser Entity with respect to the business of the Purchaser Entities provide similar safeguards in compliance in all material respects with applicable Data Protection Laws.

(c) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, (i) each Purchaser Entity has taken commercially reasonable measures to secure all Purchaser Technology prior to selling, distributing, deploying or making it available and has implemented a program to apply critical or high-risk patches and updates to that Purchaser Technology, (ii) without limitation to the foregoing, each Purchaser Entity, as applicable, has performed commercially reasonable penetration tests and vulnerability scans of all Purchaser Technology, and (iii) the Purchaser Entities have taken commercially reasonable steps to remediate in all material respects any critical or high risk vulnerability identified by any such tests or scans.

(d) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, in the past one (1) year, there has been no data security breach of any Purchaser Technology or Purchaser IT Assets, or material unauthorized acquisition, access, use or disclosure of any Personal Data, owned, transmitted, used, stored, received, or controlled by or on behalf of any Purchaser Entity. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, in the past one (1) year, each Purchaser Entity has, with respect to the business of the Purchaser Entities, performed a commercially reasonable security risk assessment and taken commercially reasonable steps to remediate in all material respects any critical or high risk threats and deficiencies identified in those security risk assessments.

5.19 Data Privacy.

(a) Except as would not reasonably be expected to be material to the Purchaser Entities and the business of the Purchaser Entities, taken as a whole, in connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Data, the Purchaser Entities are in compliance with (i) all Data Protection Laws, (ii) all applicable Privacy Policies, (iii) the requirements of any contract to which any Purchaser Entity is a party, and (iv) any binding standards or codes of conduct. Except as would not be material to the Purchaser Entities as a whole, the Purchaser Entities have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use and/or disclosure.

(b) Each Purchaser Entity, as applicable, has any authorizations, consents, data processing agreements and data transfer agreements that are required to maintain compliance in all material respects under Data Protection Laws to receive, access, use and disclose the Personal Data in such entity’s possession or control in connection with the operation of the business of the Purchaser Entities.

(c) No Purchaser Entity (i) is under investigation by any Governmental Entity for a violation of any Data Protection Law; or (ii) in the past one (1) year received any notice of any claim, lawsuit, investigation or audit request or report from any Person alleging any violation of Data Protection Laws.

5.20 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect,

(i) The Purchaser Entities are, and for the last one (1) year have been, in compliance with all applicable Environmental Laws;

(ii) The Purchaser Entities hold, and are, and for the last one (1) year have been, in compliance with, any licenses, approvals, consents, registrations and permits required under applicable Environmental Laws to permit the Purchaser Entities to operate their facilities in the manner in which they are now operated and to conduct the business of the Purchaser Entities as currently conducted;

(iii) To the Knowledge of Purchaser, no Hazardous Materials have been released by any Purchaser Entity at the Purchaser Owned Real Property or the Purchaser Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater or surface water that requires such Purchaser Entity to conduct an investigation or remediation under applicable Environmental Laws; and

(iv) There are no written claims or notices of violation pending or, to the Knowledge of Purchaser, threatened in writing against the Purchaser Entities alleging violations of or liability under any Environmental Law.

(b) Notwithstanding any other provisions in this Agreement, Seller acknowledges and agrees that the representations and warranties contained in this Section 5.20 are the only representations and warranties given by the Purchaser Entities with respect to matters arising under Environmental Laws, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

5.21 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Purchaser Financial Statements, there has not been any Purchaser Material Adverse Effect.

(b) Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Purchaser Financial Statements to the date of this Agreement, the Purchaser Entities have been operated in the Ordinary Course of Business in all material respects.

5.22 Affiliate Matters. No current or former officer, director, member or stockholder of a Purchaser Entity, or any Related Party of any of the foregoing, is currently a party to any transaction, Contract or any other business arrangement with ongoing rights or obligations with the Purchaser Entities, other than any Contract entered into with individuals in the ordinary course of business.

5.23 Broker’s Fee. Except as set forth in Section 5.23 of the Purchaser Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.24 Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.24, “Solvent” shall mean, with respect to Purchaser and its Subsidiaries, taken as a whole, that: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole, (ii) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due, and (iii) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage.

5.25 Certain Information. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by Seller, the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

5.26 Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

5.27 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of Seller expressly set forth in Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder). Purchaser hereby acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III or Article IV of this Agreement and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, it shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement, the Ancillary Agreements and any certificates delivered hereunder and thereunder.

5.28 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that they have relied exclusively on the representations and warranties of Seller contained in Article III or Article IV, the Ancillary Agreements or any certificates delivered hereunder and thereunder and that, except for the representations and warranties of Seller contained in Article III or Article IV the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Purchaser acknowledges and agrees that none of Seller or any Affiliate thereof, or any other Person on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser and its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller, the Transferred Entities or any Affiliates thereof or the Business.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Covenants of Seller.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Restructuring, Section 6.8 or 6.9), (ii) to the extent relating to any Retained Business, (iii) as disclosed in Section 6.1(a) of the Seller Disclosure Letter or (iv) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Transferred Entities to, solely with respect to the Business:

(i) (x) conduct the Business in the Ordinary Course of Business and (y) use reasonable best efforts to preserve intact its business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with the Company or its Subsidiaries; provided, that (A) no action taken by Seller or any Transferred Entity to the extent expressly permitted by an exception to any of Sections 6.1(a)(ii) through 6.1(a)(xiv) shall be a breach of this Section 6.1(a)(i) and (B) Seller’s or any Transferred Entity’s failure to take any action prohibited by any of Sections 6.1(a)(ii) through 6.1(a)(xiv) shall not be deemed to be a breach of this Section 6.1(a)(i);

(ii) not (1) amend their Organizational Documents, (2) split, combine or reclassify their outstanding Equity Interests, or (3) declare, set aside or pay any dividend or distribution to any Person other than a Transferred Entity;

(iii) other than to a Transferred Entity, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests or (2) pledge or agree to pledge any assets of the Transferred Entities (other than, in each case of clauses (1) and (2), in the case of pledges, Permitted Liens);

(iv) not (1) incur indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness solely among the Transferred Entities, any borrowings under credit facilities in effect on the date of this Agreement that will be released or repaid at or prior to the Closing), (2) guarantee any obligations of a member of the Seller Group (other than any guarantee that will be released at or prior to the Closing), or (3) make any acquisition of any assets other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the Ordinary Course of Business or any capital expenditure (which is governed by Section 6.1(a)(x));

(v) not (A) grant to any Business Employee any increase in compensation or benefits, including but not limited to severance or termination pay, (B) adopt or enter into any Transferred Entity Benefit Plan or adopt, enter into or materially amend any Seller Benefit Plan, (C) hire, engage or terminate without cause, any Business Employee with annual compensation in excess of $150,000, (D) take any action to accelerate the payment, funding, right to payment or vesting of any rights, compensation or benefits with respect to any Business Employee, under any Seller Benefit Plan, (E) grant or announce any equity or equity-based incentive awards to any Business Employee or (F) agree to pay to any Business Employee any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan as in effect on the date hereof (or as adopted, entered into or amended after the date hereof as permitted hereunder), except, in each case, (x) as required by applicable Law or existing Benefit Plans or other written agreements in effect on the date hereof (or adopted, entered into or amended after the date hereof as permitted hereunder) or (y) to the extent such action similarly affects other similarly-situated employees of the Seller Group or would be taken as part of the Seller Group’s or the Transferred Entities’ customary performance management and pay review cycle in the Ordinary Course of Business;

(vi) except as required by applicable Law or the terms of a collective bargaining or other labor agreement, in each case, covering Business Employees outside of the United States, not (A) negotiate, extend, enter into, terminate or modify any collective bargaining agreement or (B) recognize or certify any labor union or labor organization, works council, or group of employees as the collective bargaining representative for any Business Employee;

(vii) not (A) change the responsibilities of any employee as of the date of this Agreement, such that the person is no longer a Business Employee, (B) change the responsibilities of any person, who was not a Business Employee as of the date of this Agreement, such that the person becomes a Business Employee (for clarity, other than any individual whose position is set forth on Section 1.1(b)(i) of the Seller Disclosure Letter under the heading “Offer Employees”), (C) transfer any Business Employee out of the Transferred Entities or (D) transfer any employee into the Transferred Entities who is not a Business Employee;

(viii) not implement or announce any layoffs; furloughs; reductions in compensation, hours or benefits; or facility or departmental closures, in each case, affecting any group of Business Employees;

(ix) not make any material change to its methods of financial accounting, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(x) except as set forth in the capital budget of the Business made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $100,000 in the aggregate;

(xi) not merge or consolidate with any Person other than another Transferred Entity in connection with the Pre-Closing Restructuring;

(xii) not (1) make, change or revoke any material Tax election (other than as contemplated in connection with the Pre-Closing Restructuring), (2) change any material method of accounting for Tax purposes, (3) settle any claim or assessment in respect of a material amount of Taxes, (4) amend any Tax Return, (5) enter into any closing or voluntary disclosure agreement with a Tax Authority, or (6) following any claim or assessment by a Tax Authority, consent to any extension or waiver of the limitation period applicable to such claim or assessment;

(xiii) not (1) materially amend, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any Business Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), in the Ordinary Course of Business or with respect to any Shared Contract;

(xiv) not enter into any consent decree or settlement agreement with any Governmental Entity or settle or compromise any Action against or involving any Transferred Entity; or

(xv) not authorize the entrance into or enter into any Contract to effect actions prohibited by this Section 6.1(a).

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.1(a)), Seller or the Transferred Entities may, in response to COVID-19 and after reasonable prior consultation with Purchaser, take reasonable measures that are required (and only to the extent required) to be taken to comply with any Law or Order by any Governmental Entity in connection with COVID-19 and any such action (taken after prior consultation with Purchaser) shall not be deemed a breach of this Agreement, including Section 6.1(a). Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Transferred Entities) businesses or operations.

6.2 Covenants of Purchaser.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by or to comply with any Law or Contract, (iii) as disclosed in Section 6.2(a) of the Seller Disclosure Letter or (iv) as otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall (and shall cause the other Purchaser Entities to):

(i) (x) conduct their business in the Ordinary Course of Business and (y) use reasonable best efforts to preserve its business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with the Company or its Subsidiaries; provided, that (A) no action taken by any Purchaser Entity to the extent expressly permitted by an exception to any of Sections 6.2(a)(i) through 6.2(a)(vi) shall be a breach of this Section 6.2(a) and (B) any Purchaser Entity’s failure to take any action prohibited by any of Sections 6.2(a)(i) through 6.2(a)(vi)) shall not be deemed to be a breach of this Section 6.2(a);

(ii) not (1) amend their Organizational Documents in any manner adverse to Seller or the Transferred Entities or (2) split, combine or reclassify their outstanding Equity Interests in any manner adverse to Seller or the Transferred Entities;

(iii) other than to a Purchaser Entity, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests, other than the issuance of Purchaser Common Shares (A) upon the exercise of Purchaser Equity Awards outstanding as of the date of this Agreement pursuant to existing Purchaser Entity Benefit Plans; (B) in connection with conversions (in whole or in part) of any of the Purchaser Convertible Senior Notes in accordance with the terms of the Purchaser Convertible Senior Notes Indenture in effect as of the date hereof; nor (2) issue or sell any Equity Interests (A) to employees or directors of, or consultants or advisors to, Purchaser or any of its Affiliates pursuant to existing Purchaser Entity Benefit Plans; (B) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; or (C) to suppliers or third party service providers in connection with the provision of goods or services;

(iv) take any action that would reasonably be expected to result in an adjustment to the Conversion Rate (as defined in the Purchaser Convertible Senior Notes Indenture) for the Purchaser Convertible Senior Notes;

(v) not liquidate or dissolve or take steps to liquidate or dissolve any Subsidiary of Purchaser that is to be a purchaser of Specified Assets in connection with the Local Transfers; or

(vi) not authorize the entrance into or enter into any Contract to effect actions prohibited by this Section 6.2(a).

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.2(a)), the Purchaser Entities may, in response to COVID-19 and after reasonable prior consultation with Seller, take reasonable measures that are required (and only to the extent required) to be taken to comply with any Law or Order by any Governmental Entity in connection with COVID-19 and any such action (taken after prior consultation with Seller) shall not be deemed a breach of this Agreement, including Section 6.2(a). Nothing contained in this Agreement shall give Seller or the Transferred Entities, directly or indirectly, the right to control or direct the Purchaser Entities’ or any of its Affiliates’ businesses or operations.

6.3 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Seller shall, and shall cause the Transferred Entities to, upon reasonable advance notice, afford to Representatives of Purchaser reasonable access to the personnel, books and records and properties of the Business, under the supervision of the personnel of Seller or its Subsidiaries, during normal business hours and in accordance with the reasonable procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives for purposes of integration planning following the consummation of the transactions contemplated by this Agreement; provided, that none of Seller or the Transferred Entities shall be required to make available Business Employee personnel files until after the Closing Date; provided, further, that Seller and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.3(a), Seller and the Transferred Entities may withhold any document (or portions thereof) or information (i) that is of a competitively sensitive nature, (ii) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (iii) that may constitute privileged attorney-client communications or attorney work product or (iv) if the provision of access to such document (or portion thereof) or information, as determined by Seller or any Transferred Entity in good faith, could reasonably be expected to conflict with applicable Contracts or Laws; provided, that (A) in the case of clause (i) Seller and Purchaser shall use reasonable best efforts to identify and pursue a permissible method (such as a “clean room” arrangement) to permit Seller to share such competitively sensitive information and (B) in the case of clauses (ii) through (iv), Seller and Purchaser shall use reasonable best efforts to identify and pursue a permissible method of providing such disclosure without violating such Contracts or Laws and without resulting in a loss of such attorney-client privileges or attorney work product protection. All information and documents provided pursuant to this Section 6.3(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement.

(b) Each of Purchaser and Seller agrees that any access granted under Section 6.3(a) shall not interfere unreasonably with the operation of the Business. Each of Purchaser and Seller and their respective Representatives shall not communicate with any of the employees, customers, suppliers, financing sources, lenders and other business relations of the other party or its Affiliates (other than in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements) without the prior written consent of the other party.

(c) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business relating to the period prior to Closing to the extent that such access may be reasonably necessary in connection with financial statements and SEC or other Governmental Entity reporting obligations; provided, that nothing in this Agreement shall limit any rights of discovery of Seller or its Affiliates.

(d) Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(e) Section 6.3(b) through (d) shall not apply to Taxes or Tax matters, which are the subject of Section 8.2.

6.4 Confidentiality.

(a) The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect until the second (2nd) anniversary following termination of this Agreement and otherwise in accordance with its terms.

(b) For a period of thirty-six (36) months from the Closing Date, Seller shall, and shall cause its Subsidiaries to, hold in confidence and not use for any purpose any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to any Transferred Entity and/or the Business; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its Subsidiaries from and after the Closing from a third-party source that is not known by Seller or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller or any of its Subsidiaries of this Section 6.4(b), (iii) that is, following the Closing, independently developed or derived by Seller or any of its Subsidiaries without use of such Sensitive Business Information or (iv) that Seller or any of its Subsidiaries is required by Law or required or requested pursuant to legal or regulatory process to disclose. Notwithstanding the foregoing, if Seller is required to disclose any Sensitive Business Information relating to any Transferred Entity and/or the Business pursuant to any applicable Law, rule or regulation, Seller will promptly (if permitted by Law) notify Purchaser in writing of any such requirement so that Purchaser, at its cost, may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Seller shall, and shall direct its Affiliates to, reasonably cooperate with Purchaser to obtain such protective order. If such order or other remedy is not obtained on or before the date such disclosure is required by applicable Law, rule or regulation, as determined by Seller in good faith, or Purchaser waives compliance with the provisions of this Agreement in writing, Seller and its Affiliates may disclose only that portion of the Sensitive Business Information which they are advised by counsel that they are legally required to so disclose and will seek to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(c) For a period of thirty-six (36) months from and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence any Sensitive Business Information to the extent relating to the Retained Businesses from and after the Closing; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by

Purchaser or any of its Affiliates of this Section 6.4(c), (iii) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates without use of such Sensitive Business Information or (iv) that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. Notwithstanding the foregoing, if Purchaser is required to disclose any Sensitive Business Information relating to the Retained Businesses pursuant to any applicable Law, rule or regulation, Purchaser will promptly (if permitted by law) notify Seller in writing of any such requirement so that Seller, at its cost, may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Purchaser shall, and shall direct its Affiliates to, reasonably cooperate with Seller to obtain such protective order. If such order or other remedy is not obtained on or before the date such disclosure is required by applicable Law, rule or regulation, as determined by Purchaser in good faith, or Seller waives compliance with the provisions of this Agreement in writing, Purchaser and its Affiliates will disclose only that portion of the Sensitive Business Information which they are advised by counsel that they are legally required to so disclose and will seek to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

6.5 Required Actions.

(a) Subject to any different standard expressly set forth herein with respect to any covenant or agreement of the parties hereto, Purchaser and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (“Regulatory Approvals”) (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise become applicable to the transactions contemplated by this Agreement. Additionally, each of Seller and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not (and shall cause each of their respective Affiliates and Representatives not to) take any action after the date of this Agreement that would reasonably be expected to (A) prevent, materially delay or impede the obtaining of, or result in not obtaining, any Regulatory Approvals required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, or (B) otherwise cause any of the conditions set forth in Article IX of this Agreement to fail to be satisfied or prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.4, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.4, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any substantive communication from any Governmental Entity or other such Person regarding the transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such

Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser or its Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any substantive meeting with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the transactions contemplated hereby, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 6.5, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

(c) Purchaser and Seller shall file or cause to be filed, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall file or cause to be filed, as promptly as practicable, any other filings and/or notifications under applicable Regulatory Laws.

(d) Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any Regulatory Laws; provided, however, notwithstanding anything in this Agreement to the contrary it is expressly understood and agreed that neither Purchaser nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser, any of its Affiliates or the Company, or the holding separate of shares of capital stock of the Company, (ii) the imposition of any limitation on the ability of Purchaser or any of its Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of shares of capital stock of the Company, or (iii) any modification or waiver of the terms and conditions of this Agreement, (c) otherwise agree to any course of conduct (or refrain from taking any action) with respect to, any assets, rights, product lines, businesses, properties, divisions or operations, or, in each case, any interests therein, of Purchaser or such Affiliates, or the Business, and further that the Company or Seller shall in no event agree or commit to (or cause any of its Subsidiaries (including the Transferred Entities) to agree or commit to) to any of the actions described in the foregoing without the prior written consent of Purchaser.

(e) Whether or not the Sale is consummated and, if the Sale is consummated, whether before, at or after the Closing, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.5, other than the fees of and payments to Seller’s legal and professional advisors.

6.6 Consents; Shared Contracts.

(a) Without limiting Section 6.5 or the other provisions of this Section 6.6 in any respect, Seller and Purchaser shall, and shall cause their respective Representative to, use reasonable best efforts, and reasonably cooperate with each other, to obtain any consents required from third parties (other than Governmental Entities) in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts or Purchaser Material Contracts at or prior to the Closing.

(b) Without limiting Section 6.5 in any respect, to the extent that transfers of Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts, and reasonably cooperate with each other, to effect such transfers at or prior to the Closing.

(c) Except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contracts set forth on Section 6.6(c) of the Seller Disclosure Letter, until the earlier of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Shared Contract (for these purposes, disregarding any renewal or extension of any Shared Contracts after the Closing), Seller and Purchaser shall (and shall cause their Representatives to) use reasonable best efforts to, at no cost to Purchaser or its Representatives, obtain or structure an arrangement for the applicable Transferred Entity to receive the rights and benefits, and bear the obligations and burdens, of such portion of any such Shared Contract to the extent primarily relating to the Business as conducted as of the Closing Date, as reasonably determined by Purchaser; provided, that Seller and its Representatives shall not be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Contract. With respect to Liabilities pursuant to, under or relating to any Shared Contract, from and after the Closing, such Liabilities shall be allocated between (i) Seller, on the one hand, to the extent primarily arising out of or relating to the Retained Businesses, and (ii) Purchaser and the Transferred Entities, on the other hand, to the extent arising out of or relating to the Transferred Entities or the Business. Notwithstanding the foregoing, each of Seller and Purchaser shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract.

(d) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Representatives shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties or Permits, and the failure to receive any such consents or Permits or to effect any such arrangements shall not, in and of itself, be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

6.7 Public Announcements. Purchaser may issue such press releases, and make such other public announcements and disclosures relating to this Agreement and the transactions contemplated hereby as it deems appropriate; provided, that Purchaser shall consult with Seller and give Seller a reasonable opportunity to review and comment upon, any such announcements, which comments Purchaser shall consider in good faith. Neither Seller nor its Affiliates shall issue any such press release or make any public announcement, without the prior written consent of the Purchaser. Notwithstanding the foregoing, no such approval or consultation shall be necessary to the extent disclosure is required by applicable Law or any listing agreement with, or rules, of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 6.7 without such consultation and without such consent. Purchaser and Seller agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Seller and Purchaser. Notwithstanding the foregoing, each Seller and its respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

6.8 Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts, between any member of the Seller Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated in a manner such that none of the Transferred Entities has any Liability thereunder and (b) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts). Notwithstanding anything to the contrary in this Agreement, intercompany accounts between or among any of the Transferred Entities (whether or not between or among Transferred Entities as of the date hereof) shall not be required to have been eliminated at or prior to the Closing.

6.9 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Seller Group, on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.8, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter.

6.10 Guarantees; Commitments.

(a) Purchaser and Seller shall use their respective reasonable best efforts to cause a Purchaser Entity to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates to be released in respect of), all obligations of Seller and its Affiliates arising out of or in connection with Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, contribution, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Business or any Transferred Entities, in each case whether arising from Contract, Permit, operation of Law or otherwise (collectively, the “Guarantees”) listed on Section 4.9(a)(xvii) of the Seller Disclosure Letter. For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Seller and its Affiliates may terminate any or all Guarantees.

(b) For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Purchaser and Seller shall continue to use their respective reasonable best efforts and shall cause their respective Affiliates to use their reasonable best efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, Purchaser shall not, and shall cause the Purchaser Entities not to, extend or renew any Contract or Permit containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or the Transferred Entities are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are released, in respect of all obligations under such Guarantee. Notwithstanding the foregoing, nothing in this Section 6.10(b) shall require Purchaser or any of its Affiliates to make any payment or other concession to any Person, or commence or participate in any Action, in each case, in connection with this Section 6.10(b), in each case, other than payment obligations that are borne by Seller.

6.11 Insurance. After the Closing, any Transferred Entity may make, notify, pursue and/or have the benefit of any claim and proceeds in respect of any insured loss or liability incurred or suffered by the Business or any of the Transferred Entities under any Insurance Policy to the extent permitted by such policy if the relevant events, circumstances, losses, injuries, damages or wrongful acts actually or allegedly occurred or existed at or prior to Closing; provided that the Insurance Policies for purposes of this Section 6.11 shall be limited to (i) the occurrence-based policies; and (ii) the runoff Technology E&O/Cyber Liability/Media Liability policy, in each case set forth on Section 4.14 the Seller Disclosure Letter. With respect to any claim under any such Insurance Policy which the Transferred Entity is permitted to make, notify, pursue and/or have the benefit of, Seller shall

(and shall cause its Affiliates to) (i) at the written request of Purchaser, either continue to pursue (at Purchaser’s cost), to the extent reasonable, the claim for the benefit of the Business or the Transferred Entities (as applicable) or provide such information and assistance as Purchaser may reasonably request to enable the Transferred Entities to pursue and collect any claim; (ii) promptly provide copies of any written correspondence from the insurer(s) addressed to the Transferred Entities, (iii) not do anything intended to adversely affect the ability of Seller or its Affiliates or the Transferred Entities (as the case may be) to effect recovery in respect of any claim; and (iv) if applicable, pass the proceeds of any claim to the relevant entity within five (5) Business Days of receipt, net of any reasonable, documented, out-of-pocket expenses or costs incurred in connection with the receipt thereof. Purchaser shall reimburse the Seller for all documented out-of-pocket costs and expenses incurred by Seller in connection with the cooperation contemplated by this Section 6.11. The Parties shall cooperate with each other and use commercially reasonable efforts to secure Additional Tail Policies to be effective as of the Closing.

6.12 D&O Indemnity.

(a) The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of a Transferred Entity, or who at the request of Seller or any of its Affiliates served prior to or on the Closing Date in connection with the Business as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each, a “D&O Indemnified Person”), as provided in the Organizational Documents of a Transferred Entity, or in any Contract between a D&O Indemnified Person and a Transferred Entity listed on Schedule 6.12(a) (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for six (6) years following the Closing Date. In furtherance of the foregoing, for the six (6) year period following the Closing Date, Purchaser will cause the Transferred Entities to, and the Transferred Entities shall (i) maintain in the Organizational Documents of each of the Transferred Entities provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Transferred Entity’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

(b) At or prior to the Closing, Seller shall purchase, at Seller’s expense, (i) run-off coverage for the D&O Indemnified Persons, which shall provide such D&O Indemnified Persons with coverage for six (6) years following the Closing in an amount not less than the existing coverage and that shall have other terms no less favorable to the insured persons that the directors’ and officers’ liability insurance coverage presently maintained by the Seller (the “D&O Tail Policy”). The aggregate liability to Purchaser under this Section 6.12 to all D&O Indemnified Persons shall be limited to any recovery under the D&O Tail Policy.

(c) If any Transferred Entity (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 will survive the Closing. This Section 6.12 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), each Transferred Entity, as applicable, will be the indemnitor of first resort (for the avoidance of doubt, only insofar as recovery under the D&O Tail Policy is available), responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have from any direct or indirect, current or former stockholder or equityholder of any of the Transferred Entities (or any current or former Affiliate of such stockholder or equityholder) and without right to seek or obtain subrogation, indemnity or contribution.

6.13 Litigation Support. For a period of six (6) years following the Closing, in the event any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its reasonable best efforts to cause its and their other Representatives) to, at the expense of the other party, use reasonable best efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using reasonable best efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. For a period of six (6) years following the Closing, (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Seller Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. In the event of any conflict between this Section 6.13 and Article VIII, Article VIII shall control.

6.14 Misdirected Payments.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit by wire or draft such payment to an account or accounts designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account or accounts designated in writing by Seller.

(b) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.14(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.14(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law.

6.15 Wrong Pockets.

(a) If, following the Closing for a period of twelve (12) months thereafter, Seller discovers that it or any other member of the Seller Group is the owner of or possesses any asset (other than any Excluded Asset), or is liable for any Liability, that is primarily related to the Business, then the parties hereto shall, and shall cause their Subsidiaries to use reasonable best efforts to, transfer or cause to be transferred such asset or Liability, as applicable, to a Purchaser Entity (and such Purchaser Entity shall accept any such asset or assume any such Liability) for no additional consideration other than as previously paid as provided in this Agreement.

(b) If, following the Closing for a period of twelve (12) months thereafter, Purchaser discovers that a Purchaser Entity is the owner of or possesses any asset, or is liable for any Liability, in each case that is primarily related to the Retained Business or that constitutes a Retained Liability, then the parties hereto shall, and shall cause their Subsidiaries to use reasonable best efforts to, transfer or cause to be transferred such asset or Liability, as applicable, to a member of the Seller Group (and Seller or such other member of the Seller Group shall accept any such asset or assume any such Liability) for no additional consideration other than as previously paid as provided in this Agreement.

(c) To the extent that any transfer under Section 6.15(a) or 6.15(b) is required, but not permitted by Law or an applicable Contract, the parties hereto shall use reasonable best efforts to obtain or structure an arrangement such that Purchaser or Seller, as applicable, shall receive the rights and benefits and/or bear the obligations and burdens, of such asset or Liability.

(d) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.15(a) or 6.15(b) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law.

6.16 Use of Seller Names; License.

(a) Except as expressly provided in this Section 6.16 or in any Ancillary Agreement and the Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks of Seller or any of its Affiliates, including any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, trademark, service Mark or logo that, in the reasonable judgment of Seller, is similar to any of the foregoing (the “Seller Names”).

(b) The Transferred Entities may continue temporarily to use the Seller Names following the Closing, and solely in a manner consistent with the continued operation of the Business immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) use reasonable best efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within one hundred and eighty (180) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (A) cease and discontinue use of all Seller Names and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, or other marketing materials and other assets.

(c) Purchaser agrees that use of the Seller Names by the Transferred Entities pursuant to this Section 6.16 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of the owner of the Seller Names. Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Seller Names or the goodwill of Seller and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Seller Name, (ii) register or file applications to register in any jurisdiction any Mark or internet property that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Seller Name, or (iii) contest the ownership or validity of any Seller Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Seller Names, Seller may immediately terminate the rights provided to Purchaser hereunder and Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11. The parties acknowledge and agree that the Purchaser may adopt trademarks and trade names for use in the Business using any word or phrase included in any Seller Name that is (A) expressly disclaimed from any trademark registration or (B) generic or merely descriptive (“Purchaser Related Terms”); provided, that any trademark or trade name adopted by Purchaser does not include any protected or protectable element of a Seller Name, and Seller makes no representations, warranties or other assurances that Purchaser has the right to use or protect such Purchaser Related Terms.

6.17 Use of Transferred Marks; License.

(a) Except as expressly provided in this Section 6.17, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks included in the Business Intellectual Property or any variations or derivatives thereof (the “Transferred Marks”).

(b) Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities and (ii) use reasonable best efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within one hundred and eighty (180) days thereafter) Seller shall and shall cause each of Affiliates, as applicable, to, (A) cease and discontinue use of all Transferred Marks and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.

(c) Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates pursuant to this Section 6.17 shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of Transferred Entities. Neither Seller nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Transferred Entities in relation to the use of the Transferred Marks, the Transferred Entities may immediately terminate the rights provided to Seller hereunder and the Transferred Entities shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11. The parties acknowledge and agree that Seller may adopt trademarks and trade names for use in its business using any word or phrase included in any Transferred Mark that is (A) expressly disclaimed from any trademark registration or (B) generic or merely descriptive (“Seller Related Terms”), provided that any trademark or trade name adopted by Seller does not include any protected or protectable element of a Transferred Mark, and Purchaser makes no representations, warranties or other assurances that Seller has the right to use or protect such Seller Related Terms.

6.18 Intellectual Property Assignments. Prior to the Closing Date, to the extent any Business Intellectual Property is not owned by a Transferred Entity as of the date hereof, Seller (a) shall enter into assignments (in a form reasonably acceptable to Purchaser) as may be necessary to effectuate the transfer of legal title in such

Business Intellectual Property to the Transferred Entities and shall (b) with respect to any applicable Listed Business Intellectual Property, submit all corresponding filings in the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world to record such transfer to a Transferred Entity. In the event any member of the Seller Group or any of Seller Group’s Affiliates is divested from the Seller Group or ceases to be an Affiliate of Seller Group, in each case, prior to the Closing Date, such divested member shall enter into an assignment necessary to effectuate the foregoing transfer of legal title in the Business Intellectual Property to the Transferred Entities prior to the effective date of such divestiture.

6.19 Employee Non-Solicitation. As an inducement for the other party to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller shall not, and shall cause each other member of the Seller Group, not to, and Purchaser shall not, and cause each other Purchaser Entity not to, at any time prior to twelve (12) months from the Closing Date, directly or indirectly, without the other party’s prior written consent, solicit the employment or services of, or hire, any employee of the other party as of the Closing Date (following the consummation of the Sale) with a title of Vice President or above, unless such Person (i) has been terminated by such other party or any of its Affiliates subsequent to the Closing or (ii) has not been employed or engaged by such other party for a period of at least six (6) months prior to the date of such solicitation or hire. For purposes of this Section 6.19, the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

6.20 Non-Competition. As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, without the prior written consent of Purchaser, Seller shall not, and shall cause each other member of the Seller Group not to, and Seller shall not permit, cause or encourage any of its respective Affiliates to, and shall cause each other member of the Seller Group not to permit, cause or encourage any of its respective Affiliates to, for thirty six (36) months following the Closing Date, engage or actively prepare to engage in the Business (such business, a “Competing Business”); provided, that nothing in this Agreement shall restrict any member of the Seller Group at any time from:

(a) (x) owning ten percent (10%) or less of the Equity Interests of any Person, or (y) investing in any fund in which a member of the Seller Group is passive and has no discretion with respect to the investment strategy of such fund;

(b) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated ten percent (10%) or less of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(c) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated more than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) the applicable member of the Seller Group, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of the Competing Business of such Person such that the restrictions set forth in this Section 6.20 but for this Section 6.20(c) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable;

(d) complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(e) owning, operating and engaging in the Retained Business so long as the Retained Businesses do not conduct activities that constitute a Competing Business (except as otherwise permitted pursuant to this Section 6.20).

Notwithstanding the foregoing, this Section 6.20 shall not (i) restrain or prohibit the consummation of any transaction or series of related transactions that results in a change of control of Seller or a majority of the assets of the Seller Group, so long as such acquirer of Seller or a majority of the assets of the Seller Group is either (x) not engaged in a Competing Business or (y) if such acquirer is engaged in a Competing Business, such Competing Business generated less than ten percent (10%) of such acquirer’s consolidated annual revenues in the last completed fiscal year of such acquirer; provided, that if the Competing Business generated greater than ten percent (10%) of such acquirer’s consolidated annual revenues, such acquirer shall not be deemed in breach of this Section 6.20 if such acquirer within twelve (12) months after acquiring Seller enters into a definitive agreement to cause the divestiture of such Competing Business; (ii) restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Seller, including any joint ventures, partnerships or co-investment vehicles that neither Seller nor any of its direct or indirect Subsidiaries controls or (iii) restrain or prohibit the Seller Group from continuing to operate its internal content delivery network (YCPI) or video streaming technology stack for live video and video on demand (YXS) in support of the Seller Group’s products and services; provided, that any such use shall be strictly limited to internal use within the Seller Group and no member of the Seller Group nor any Affiliate thereof shall commercialize the YCPI or YXS services in any separate or standalone manner.

6.21 Resignations. Seller shall use reasonable best efforts to deliver any resignations (effective as of the Closing) of the directors, managers, and officers of the Transferred Entities that are requested by Purchaser in writing no less than five (5) Business Days prior to the Closing Date.

6.22 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its past, present or future Representatives (other than the Transferred Entities) and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entity or Representatives of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Seller Releasees and/or the Transferred Entities occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.8 of the Seller Disclosure Letter, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.8 and (iv) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 6.22(a).

(b) Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Transferred Entities and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the

Transferred Releasees occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.8 of the Seller Disclosure Letter, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.8, and (iv) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.22(b).

6.23 Pre-Closing Restructuring. Prior to the Closing, Seller and its Subsidiaries shall take all necessary actions and steps to effectuate the transactions set forth in Exhibit H (all such actions, the “Pre-Closing Restructuring”). Seller shall not be entitled to modify or amend the actions and steps that comprise the Pre-Closing Restructuring without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.24 R&W Insurance. The parties hereto acknowledge that, Purchaser or an Affiliate thereof will use reasonable best efforts to obtain, at Purchaser’s sole expense, a conditional binder to the R&W Insurance Policy. If Purchaser or its Affiliate obtains the R&W Insurance Policy, (a) the R&W Insurance Policy shall provide that (A) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against any Seller Related Party, except for Fraud and (B) the Seller Related Parties shall be express third-party beneficiaries of such waiver, and (b) following the Closing, Purchaser shall not amend (or permit the amendment of) the provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud). For the avoidance of doubt, the parties hereto acknowledge and agree that Purchaser or its Affiliate obtaining the R&W Insurance Policy is not a condition to the Closing.

6.25 Financial Statements. Seller shall use reasonable best efforts to provide to Purchaser, within fifteen (15) days following the date hereof, audited financial statements of the Business for the years ended December 31, 2020 and 2021 (“Carve-Out Audited Financials”). Seller shall provide to Purchaser unaudited financial statements of the Business for the three month period ended March 31, 2022 (the “Quarterly Financials”) by June 15, 2022. Seller covenants that the Carve-Out Audited Financials and the Quarterly Financials will present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP on a carve-out accounting basis, except as may be noted therein or in Section 4.5 of the Seller Disclosure Letter; provided, however, that Purchaser acknowledges that the Carve-Out Audited Financials and the Quarterly Financials will reflect the fact that the Business has not operated as a separate “stand-alone” entity within Seller and may not reflect all carve-out adjustments (including tax-related carve-out adjustments) to account for the fact that the Business has not been operated as a “stand-alone” entity and may not necessarily be indicative of the conditions that would have existed or the results of operations, financial position and cash flows that would have been achieved if the Business had been operated as a “stand-alone” entity.

6.26 Stock Exchange Listing. To the extent it has not already done so, promptly following the execution of this Agreement, Purchaser shall cause each of the Purchaser Common Shares issuable under the terms of this Agreement, including the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing. Purchaser agrees to comply with any other information or filing requirement or request from NASDAQ that is required to continue the stock exchange listing of Purchaser Common Shares following the Closing.

6.27 Stockholder Litigation. Purchaser shall give Seller prompt notice of any stockholder litigation against Purchaser or its directors or officers relating to the transactions contemplated by this Agreement. Purchaser shall give Seller the right to review and comment (at Seller’s expense) on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Purchaser shall not agree to settle any such litigation in which Seller, Apollo Global Management, Inc. or any of their respective Affiliates are named, or which impose any restrictions on the business of the foregoing persons, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.28 Purchaser Stockholder Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, following delivery of the Carve-Out Audited Financials by Seller in accordance with Section 6.25, Purchaser shall prepare, in consultation with Seller and the Company, and file with the SEC the preliminary Proxy Statement; provided that Purchaser shall use commercially reasonable efforts to file with the SEC the preliminary Proxy Statement on or before April 15, 2022. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Seller and the Company will cooperate with Purchaser in the preparation, filing and distribution of the Proxy Statement, including by furnishing to Purchaser the information relating to any of the Company and/or Seller required by the Exchange Act to be set forth in the Proxy Statement and providing such assistance as reasonably requested by Purchaser in connection the Proxy Statement. Each party hereto agrees to promptly (i) correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and (ii) supplement such information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not false or misleading. Purchaser shall as soon as reasonably practicable notify Seller and the Company in writing of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The parties hereto shall use their respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Subject to applicable Law, the Company will cause the Proxy Statement to be disseminated to the Purchaser stockholders no later than the third Business Day following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not notified Purchaser prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

(b) Purchaser, acting through the Purchaser Board (or a duly authorized committee thereof), shall promptly following receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Purchaser prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement), take all action required under the DGCL, the Purchaser Organizational Documents and the applicable requirements of NASDAQ necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of the Purchaser stockholders for the purpose of the Purchaser Stockholder Approval, and any routine matters which the Purchaser Board deems advisable, in accordance with the DGCL (including any adjournment or postponement thereof, the “Purchaser Stockholder Meeting”), with such record date being selected after reasonable consultation with Seller and such meeting date being held no later than thirty (30) days after the dissemination of the Proxy Statement to the Purchaser stockholders in accordance with Section 6.28(a) (or if such day is not a Business Day, the next succeeding Business Day). Once established, Purchaser shall not change the record date or the meeting date for the Purchaser Stockholder Meeting without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly required by applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent Purchaser, after consultation with Seller, from postponing or adjourning the Purchaser Stockholder Meeting if (A) there are holders of insufficient Purchaser Common Shares present or represented by proxy at the Purchaser Stockholder Meeting to constitute a quorum at the Purchaser Stockholder

Meeting, (B) the Purchaser Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that it is required to postpone or adjourn the Purchaser Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies to obtain the Purchaser Stockholder Approval or (D) any information relating to the parties hereto or any of their respective Affiliates, officers or directors has been discovered by the applicable party, and the Purchaser Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that such information is required under applicable Law to be set forth in an amendment or supplement to the Proxy Statement, such that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances in which they were made, not false or misleading, in order to correct such information and file an appropriate amendment or supplement describing such information with the SEC; provided, that, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser Stockholder Meeting will not be postponed or adjourned (x) by more than fourteen (14) days or (y) with respect to the foregoing clause (C), by more than thirty (30) days after the date on which the Purchaser Stockholder Meeting was (or was required to be) originally scheduled. Unless the Purchaser Board has effected a Recommendation Change in accordance with Section 6.28(d), Purchaser shall use its reasonable best efforts to solicit from the holders of Purchaser Common Shares proxies in favor of the approval of the Purchaser Share Issuance in accordance with the DGCL. Unless this Agreement is earlier terminated pursuant to Article X, Purchaser shall take all action required under the DGCL, the Purchaser Organizational Documents and the applicable requirements of NASDAQ necessary to establish a record date for, duly call, give notice of, convene and hold the Purchaser Stockholder Meeting for the purpose of voting upon the approval of the Purchaser Share Issuance in accordance with the DGCL, whether or not the Purchaser Board at any time subsequent to the date of this Agreement shall have effected a Recommendation Change.

(c) Except as permitted by Section 6.28(d), prior to obtaining the Purchaser Stockholder Approval, the Purchaser Board (or any committee thereof) shall not (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Seller or the Company, the Purchaser Board Recommendation, (ii) fail to include the Purchaser Board Recommendation in the Proxy Statement, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal, (v) following the date of receipt of any Acquisition Proposal or any material modification thereto is first made public, sent or given to the Purchaser stockholders (other than an Acquisition Proposal described in the preceding clause), (vi), fail to issue a press release that expressly reaffirms the Purchaser Board Recommendation within two (2) Business Days following Purchaser’s receipt of Seller’s written request to do so, or (vii) publicly propose to do any of the foregoing (actions prohibited by this Section 6.28(c) being referred to as a “Recommendation Change”).

(d) Notwithstanding the foregoing, if the Purchaser Board reasonably determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, the Purchaser Board may, solely in connection with a Superior Proposal or in response to an Intervening Event, prior to the receipt of Purchaser Stockholder Approval, make a Recommendation Change or, to the extent permitted, terminate this Agreement pursuant to Section 10.1(f); provided, that the Purchaser Board may not take any actions under this sentence unless it (A) gives the Company at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any (1) amendment or modification to the economic terms thereof or (2) other material amendment or modification to the terms thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Seller and reasonably determines in good faith, after consultation with outside counsel, that the failure to make a Recommendation Change or, to the extent permitted, terminate this Agreement pursuant to Section 10.1(f), would be inconsistent with its fiduciary obligations under applicable Law. Any change in the economic terms of or any other material amendment to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.28(d) and will require a new notice period as referred to in this Section 6.28(d) (except that the notice period shall be shortened to two (2) Business Days).

6.29 Acquisition Proposals.

(a) Each party hereto agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause its and their other respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any Person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.29 in connection with or relating to any Acquisition Proposal). Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser or the Company, as applicable, with respect to any Acquisition Proposal, and request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement. Without limiting the foregoing, it is agreed that any violation or breach of the restrictions or obligations set forth in this Section 6.29(a) by any Subsidiary of a party or any Representative of such party or any of its Subsidiaries acting on behalf of or at the direction of such party or any of its Subsidiaries shall be deemed to be a breach of this Section 6.29(a) by such party.

(b) Notwithstanding Section 6.29(a), in the event that after the date of this Agreement and prior to the receipt of the Purchaser Stockholder Approval, Purchaser receives a bona fide written Acquisition Proposal not solicited in violation (other than de minimis violations) of Section 6.29(a), Purchaser may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal and Purchaser’s Representatives if the Purchaser Board determines in good faith after consultation with, and taking into account the advice of, its outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Purchaser shall have entered into a customary confidentiality agreement with the person making such Acquisition Proposal which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Purchaser, and shall otherwise permit Purchaser to comply with its obligations herein.

(c) Purchaser shall promptly (and in any event within twenty four (24) hours) (i) provide Seller written notice of the receipt by Purchaser of any Acquisition Proposals and the identity of the party making such inquiry or proposal, (ii) disclose to Seller the material terms of any such Acquisition Proposal, including a copy of all documents received in connection therewith (including, for the avoidance of doubt, any form of agreement, letter of intent or agreement in principle in respect of the Acquisition Proposal), (iii) provide or make available to Seller all material information concerning Purchaser or any of its Affiliates provided or made available by Purchaser, its Affiliates or any of its Representatives to such Person to the extent such written information was not previously provided or made available to Seller and (iv) keep Seller reasonably informed in all material respects of any developments with respect to any such Acquisition Proposal (and any subsequent material amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof.

(d) Nothing in this Agreement will prohibit the Purchaser or the Purchaser Board (or a committee thereof) from (i) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Purchaser Board (or a committee thereof) to the Purchaser stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.29; or (iv) making any disclosure to the Purchaser stockholders (including regarding the business, financial condition or results of operations of the Purchaser, the Transferred Entities and their respective Affiliates) that the Purchaser Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Purchaser Board (or a committee thereof) pursuant to this Section 6.29(d) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Purchaser or the Purchaser Board (or any committee thereof) under this Section 6.29, it being understood that nothing in the foregoing will be deemed to permit the Purchaser or the Purchaser Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 6.28. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Purchaser or the Purchaser Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Purchaser Board (or a committee thereof) to withhold, withdraw, amend or modify, the Purchaser Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change.

6.30 Takeover Statutes. None of the parties or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby, including the Purchaser Share Issuance, the Sale or the Primary Issuance, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to any of the transactions contemplated hereby, including the Purchaser Share Issuance, the Sale or the Primary Issuance, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.31 Section 16 Matters. Purchaser and the Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause acquisitions of Purchaser Common Shares (including the Primary Issuance Purchaser Shares any Earnout Purchaser Shares) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser or will become subject to such reporting requirements with respect to Purchaser as a result of the transactions contemplated hereby, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.32 Purchaser Board. Effective as of the Closing, Purchaser Board shall take such action as is necessary to constitute the Purchaser Board (and the committees thereof) in accordance with the terms of the Stockholders Agreement, including the actions set forth on Section 6.32 of the Purchaser Disclosure Letter.

6.33 Ancillary Agreements. Between the date hereof and the Closing, the parties shall negotiate in good faith definitive versions of the Commercial Agreement, the Domain Name Sublicense Agreement and the Patent Cross License Agreement.

6.34 Local Transfers. The sale and transfer of the Specified Assets shall occur under asset sale and transfer agreements entered into between each of Seller’s and Purchaser’s applicable Subsidiaries with legal effect as of the Closing in a form consistent with the terms of this Agreement to be agreed between Seller and Purchaser reasonably promptly after the date hereof (the “Local Transfer Agreements”). Each Local Transfer Agreement shall provide for the sale and transfer of the Specified Assets at a purchase price determined in accordance with Section 8.9, in accordance with local laws and regulations (including local Tax laws and regulations).

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

7.1 Transfer of Employees to Transferred Entities. Prior to or on the Closing Date, Seller shall take, or shall cause its applicable Subsidiary to take, all actions as are necessary to transfer the employment of any Business Employee who is not employed by a Transferred Entity and who is not a Direct Transfer Employee (as defined in Section 7.2(a)), a Taiwan PEO Employee (as defined in Section 7.2(b)) or a Visa Employee (as defined in Section 7.2(c)) to a Transferred Entity, including by obtaining consent, notifying, consulting with, or negotiating the effect, impact, terms or timing of the transactions contemplated by this Agreement with, each labor union or labor organization, works council, or employee group (or employees directly) or Governmental Entity, where so required under applicable Law.

7.2 Transfer of Employees to Seller.

(a) No later than thirty (30) days prior to the Closing Date, Purchaser shall (or shall cause its applicable Subsidiary to) make an offer of employment, commencing as of the Closing Date, to each Business Employee whom it desires to employ and who is employed in a jurisdiction set forth on Section 7.2(a) of the Seller Disclosure Letter (each, a “Direct Transfer Employee”), which offer shall be made on the terms and conditions set forth in this Article VII and in compliance with applicable Law (each such offer, a “Qualifying Offer”). Where required by applicable Law, Purchaser and Seller (or their applicable Subsidiaries) agree to enter into all necessary agreements needed to effect the transfer of the Direct Transfer Employees. With respect to each Direct Transfer Employee who does not receive a Qualifying Offer, Purchaser shall promptly reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for all reasonable severance that is consistent with past practice of Seller or its applicable Affiliate and other legally required termination-related payments and benefits that are payable to a Direct Transfer Employee due to termination of the employment of such Direct Transfer Employee with Seller and its Subsidiaries.

(b) Seller shall use commercially reasonable efforts to cause each Business Employee employed in Taiwan (such Business Employees, the “Taiwan Employees”) to become employed by a to-be formed Taiwanese entity (such entity, the “Taiwan Subsidiary”). If the Taiwan Employees are not able to be employed by the Taiwan Subsidiary at least ten (10) Business Days prior to Closing, then Seller and Purchaser will work together in good faith to provide that, effective as of the Closing Date, each Business Employee who is employed in Taiwan becomes employed by a professional services organization pursuant to an agreement entered into between Purchaser (or one of its Subsidiaries) and such organization (each such Business Employee who becomes employed by such organization, a “Taiwan PEO Employee”).

(c) To the extent permitted by applicable Law, each Business Employee set forth on Section 7.2(c) of the Seller Disclosure Letter (each, a “Visa Employee”) will remain employed by Seller or one of its Subsidiaries following the Closing Date until the date that such Visa Employee has met the applicable visa-related milestone (the date on which such milestone is met, the “Milestone Date”). During the period from the Closing Date through the applicable Milestone Date, each Visa Employee will provide services to Purchaser pursuant to the Transition Services Agreement on such terms as will be mutually agreed upon between the parties prior the Closing Date. Effective as of the applicable Milestone Date (and, for clarity, contingent on successfully meeting the applicable visa-related milestone), each Visa Employee will commence employment with Purchaser or its applicable Subsidiary. Following the date hereof, the parties will cooperate in good faith to determine if any additional Business Employees should be treated as Visa Employees hereunder.

(d) Each Business Employee who remains employed by a Transferred Entity immediately following the Closing, each Direct Transfer Employee who commences employment with Purchaser or one of its Subsidiaries in accordance with Section 7.2(a), each Taiwan PEO Employee, and each Visa Employee who commences employment with Purchaser or any of its Subsidiaries is referred to herein as a “Transferred Business Employee.”

7.3 Seller LTI and STI Awards.

(a) Seller shall retain all liabilities in respect of each long-term cash or equity-based incentive or retention award granted to any Transferred Business Employee that is outstanding as of the Closing (each, a “Seller LTI Award”), including the cash retention awards set forth on Section 7.3(b) of the Seller Disclosure Letter (each, a “Retention Award”) and the long-term cash awards set forth on Section 7.3(c) of the Seller Disclosure Letter (each, a “VZ Award”). For purposes of the Seller LTI Awards (other than the Retention Awards), the Transferred Business Employees shall be treated as though involuntarily terminated by Seller without cause (or as a result of retirement, as applicable) upon the Closing with respect to the accelerated vesting provisions of the Seller LTI Awards.

(b) Promptly following the date that a Retention Award is earned by a Transferred Business Employee in accordance with the terms of such Retention Award, Purchaser shall notify Seller that such Retention Award was earned, and Seller shall (or shall cause one of its Subsidiaries to) pay such Retention Award to such Transferred Business Employee on the applicable payment date, subject to such Transferred Business Employee’s execution and non-revocation of a release of claims if required by the terms of such Retention Award.

(c) With respect to the portion of each VZ Award that vests as a result of the Closing, Seller shall (or shall cause one of its Subsidiaries to) pay the applicable cash amount to such Transferred Business Employee on the applicable payment date, subject to such Transferred Business Employee’s execution and non-revocation of a release of claims on the terms required by such VZ Award. With respect to the portion of each VZ Award that is forfeited as a result of the Closing (each such portion, a “Forfeited VZ Award”), on or promptly following the Closing Date, Purchaser shall grant to the Transferred Business Employee who previously held such Forfeited VZ Award a long-term cash award (a “Replacement VZ Award”). Each Replacement VZ Award will be subject to the same vesting (including accelerated vesting on termination of employment), payment and forfeiture provisions as applied to the corresponding Forfeited VZ Award. If a Replacement VZ Award is earned by a Transferred Business Employee in accordance with the terms of such Replacement VZ Award, Purchaser shall pay the applicable cash amount to such Transferred Business Employee on the applicable payment date, and Seller shall reimburse Purchaser for such payment promptly, but in any event no later than ten (10) Business Days, following notice thereof from Purchaser.

(d) With respect to any annual bonus that is accrued by Seller with respect to a Transferred Business Employee for the portion of the 2022 calendar year ending on the Closing Date, if such Transferred Business Employee remains employed with Purchaser (or its applicable Subsidiary) through December 31, 2022, Purchaser (or its applicable Subsidiary) shall pay the amount of such accrued annual bonus to such Transferred Business Employee following December 31, 2022 concurrently when Purchaser otherwise makes annual bonus payments to its employees, and Seller shall reimburse Purchaser for such payment promptly, but in any event no later than ten (10) Business Days, following notice thereof from Purchaser.

7.4 Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall take all action necessary to provide or cause to be provided, for the period commencing on the Closing Date and ending on September 1, 2022, (a) at least the same wage rate or cash salary level in effect for such

Transferred Business Employee immediately prior to the Closing (provided that Purchaser may pay any such short-term incentive compensation that is earned in the form of vested Purchaser Common Shares having a grant date value equal to the amount of cash that otherwise would have been payable), (b) target short-term incentive compensation and commission opportunities that are substantially comparable to the target short-term incentive compensation and commission opportunities as in effect for such Transferred Business Employee immediately prior to the Closing, (c) target long-term incentive compensation opportunities that are substantially comparable to the target long-term incentive compensation opportunities as in effect for such Transferred Business Employee immediately prior to the Closing (provided that, in lieu of equity-based incentives, Purchaser may instead provide Transferred Business Employees with cash-based incentives), (d) severance benefits in amounts and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided by any Transferred Entity, Seller or any applicable Affiliate of Seller to such Transferred Business Employee immediately prior to the Closing and (e) employee benefits that are substantially comparable, in the aggregate, to those in effect with respect to such Transferred Business Employee immediately prior to the Closing; provided that for the purposes of this Section 7.4, (i) any determination with respect to the terms and conditions of employment shall be based solely upon the information provided on the employee census set forth on Section 4.11 of the Seller Disclosure Letter, as such information may be supplemented by Seller as reasonably requested by Purchaser for purposes of its compliance with this Section 7.4; and (ii) defined benefit pension plans, nonqualified defined contribution plans and retiree health and welfare plans shall be disregarded, except as prohibited by applicable Law.

7.5 Service Credit. As of and after the Closing, Purchaser shall, or shall cause its applicable Subsidiaries to, (a) give each Transferred Business Employee full credit for all purposes under each employee benefit plan maintained or sponsored by Purchaser or any of its Subsidiaries (excluding any defined benefit pension, equity or equity-based, long-term incentive, nonqualified deferred compensation or post-termination or retiree health or welfare benefits), for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits, and (b) honor all accrued and unpaid vacation, accrued and unpaid paid time-off or other accrued and unpaid vacation benefits for each Transferred Business Employee in accordance with the terms of the applicable vacation and paid time-off policies of Purchaser and its Subsidiaries and applicable Law.

7.6 Health Coverage. To the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a group health plan or plans of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts to ensure that such plans (a) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Seller Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan, and (b) provide such Transferred Business Employee full credit, for the year in which the Closing occurs, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Seller Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate group health plans.

7.7 Seller Benefit Plans. Purchaser and the Transferred Entities shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan; provided that, as soon as practicable following the Closing Date, each Transferred Business Employee shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), excluding loans, from the applicable 401(k) plan maintained by Seller or its Affiliate to a 401(k) plan maintained by Purchaser or its Affiliate. As of the Closing Date, the Transferred Business Employees and their eligible dependents will cease any participation in each of the Seller Benefit Plans; provided, that Transferred Business Employees and their eligible dependents may continue to participate in such Seller Benefit Plans as terminated but vested employees (or eligible dependents thereof) in accordance with, and subject to their eligibility under, the terms of such Seller Benefit Plans. Seller will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual whose employment with a Transferred Entity terminates on or prior to the Closing Date and who is an “M&A qualified beneficiary” as defined in Treas. Reg. Sec. 54.4980B-9 (A-4).

7.8 CIIAAs. Prior to the Closing, and in exchange for valid consideration, Seller shall use reasonable efforts to cause each Transferred Business Employee that has not executed a confidential information and invention assignment agreement with a Transferred Entity to execute a confidential information and invention assignment agreement in a form mutually agreeable to the parties (a “CIIAA”), which, in each case, shall become effective as of the Closing.

7.9 No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

8.1 Tax Elections. Purchaser shall not make, and shall cause its Affiliates (including the Transferred Entities) not to make, (a) any election under Section 336 or Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Entity or (b) any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date.

8.2 Cooperation and Exchange of Information.

(a) After the Closing, each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in connection with (i) the timely preparation of any Tax Return, amended Tax Return or claim for refund, (ii) the determination of a Liability for Taxes or a right to refund of Taxes, (iii) the conduct of any audit, examination, contest, litigation, or other proceeding with or against any Tax Authority or (iv) preparing any financial statement in relation to Taxes, in each case, to the extent relating to the Transferred Entities and to the extent such information is in the possession of the party from which it is requested. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities and, powers of attorney with respect to relevant Taxes or Tax Returns. Each party shall make its employees reasonably available on a mutually convenient basis at the requesting party’s cost to provide an explanation of any documents or information so provided. Any information obtained under this Section 8.2 shall be kept confidential, except as may be necessary in connection with the filing of a Tax Return or claims for refund or in the course of a Tax Proceeding. The parties further agree that the sharing of information and cooperation contemplated by this Section 8.2(a) shall (A) be done in a manner so as not to unreasonably interfere with the conduct of the business of the parties and (B) not apply to Tax cooperation, documentation or information requested in connection with any dispute or threatened dispute between the parties to this Agreement.

(b) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities for all Pre-Closing Tax Periods and Straddle Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense; provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition; provided, further, for the avoidance of doubt, that neither party shall have any obligation to offer the other party any Tax Returns or other documents not required to be provided under Section 8.2(a).

(c) Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate (i) in making an election to close the taxable year of each Transferred Entity for which such election is available as of the end of the day on the Closing Date, in accordance with the procedures set forth in Treasury Regulations Section 1.245A-5(e)(3)(i) and (ii) otherwise to elect to close the taxable years of each Transferred Entity for Income Tax purposes as of the end of the day on the Closing Date, in the case of this clause (ii), to the extent permitted under applicable Law and to the extent such action would not reasonably be expected to give rise to an incremental material Tax cost or loss of any material Tax benefit for Seller, Purchaser or any of their respective Affiliates.

(d) Any Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods, in each case, to the extent so deductible at a “more likely than not” or higher standard.

(e) Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall Seller or any of its Affiliates be required to provide Purchaser (or its Representatives) with any Tax Return of a member of the Seller Group or any consolidated, combined, affiliated, aggregate, unitary, or similar Tax Return that includes a member of the Seller Group (a “Seller Return”), other than separate schedules or portions of such Tax Return (if any) relating exclusively to the Transferred Entities and in the possession of Seller or its Affiliate. To the extent that Seller makes an election pursuant to Section 1.1502-36(d) of the Treasury Regulations or another election that impacts the asset basis or any other tax attribute of any Transferred Entity, Seller shall timely provide to the Purchaser information relating to any change to any Transferred Entity’s tax attributes (including tax basis) resulting from such election.

8.3 Tax Returns and Tax Filings.

(a) Seller shall prepare and file, or cause to be prepared and filed, as required by applicable Law with the appropriate Tax Authority in a timely manner (taking into account any applicable extensions) all Tax Returns of the Transferred Entities (“Transferred Entity Tax Returns”) for any taxable period that ends on or before the Closing Date. Seller shall (or shall cause its Affiliates to, as applicable) timely pay all Taxes due with respect to such Transferred Entity Tax Returns, to the extent such Taxes are Pre-Closing Taxes and are not otherwise taken into account in the Final Purchase Price. Where required by applicable Laws, Purchaser shall (or shall cause its Affiliates to, as applicable) join in the execution of any Transferred Entity Tax Returns and other documentation prepared by Seller. Seller shall deliver each Transferred Entity Tax Return due after the Closing Date in draft form (together with schedules, statements, and supporting documentation, if reasonably requested) to Purchaser for its review at least thirty (30) days prior to the date any such Tax Return is required to be filed (taking into account applicable extensions) or, in the case of a Tax Return other than relating to Income Taxes, as soon as reasonably practical thereafter and shall, in each case, consider in good faith any comments made by Purchaser with respect to such Transferred Entity Tax Return. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser, the item(s) in question shall be resolved in accordance with Section 8.3(d).

(b) Purchaser shall timely prepare and file or cause to be timely prepared and filed all Transferred Entity Tax Returns with respect to any Straddle Period. All such Transferred Entity Tax Returns shall be prepared in accordance with the past practices of the Transferred Entities, except as otherwise required by applicable Law.

(c) With respect to a Transferred Entity Tax Return for any Straddle Period that is required to be filed on a quarterly or less frequent basis, other than any such Tax Return that is due within forty-five (45) days after the Closing Date, Purchaser shall deliver each such Transferred Entity Tax Return in draft form (together with schedules, statements, and supporting documentation, if requested) to Seller for its review and comment at least thirty (30) days prior to the date any such Tax Return is required to be filed (taking into account applicable extensions). Seller shall provide any comments to such Transferred Entity Tax Returns within fifteen (15) days of having received such Transferred Entity Tax Return, and Purchaser shall consider all comments to such Transferred Entity Tax Returns in good faith. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Seller, the item(s) in question shall be resolved in accordance with Section 8.3(d). With respect to a Transferred Entity Tax Return for any Straddle Period that is not described in the first sentence of this Section 8.3(c), including any Tax Return required to be filed within forty-five (45) days after the Closing Date, Purchaser shall submit such Transferred Entity Tax Return in draft form (together with schedules, statements, and supporting documentation, if requested) to Seller for its review and comment as soon as reasonably practicable after the Closing Date but no less than five (5) days before the relevant due date of such Tax Return. Seller shall provide any comments to such Transferred Entity Tax Returns within three (3) days of having received such Transferred Entity Tax Return, and Purchaser shall consider all comments to such Transferred Entity Tax Returns in good faith. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser, the item(s) in question shall be resolved in accordance with Section 8.3(d). Where required by applicable Laws, Seller shall (or shall cause its Affiliates to, as applicable) join in the execution of any Transferred Entity Tax Returns and related documentation prepared by Purchaser.

(d) If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser or Seller, as applicable, under Section 8.3(a) or Section 8.3(c) after good faith discussion, the item(s) in question shall timely (whether before or after filing of the relevant Tax Return) be referred to, and resolved by, the Independent Accounting Firm in accordance with the procedures and rules set forth in Section 2.6, applied mutatis mutandis, and following the final resolution of the item(s) in question, the preparing party shall cause any relevant Tax Returns to be revised or amended to reflect such final resolution and give the non-preparing party a reasonable opportunity to review the same prior to filing. In each case described in this Section 8.3(d) (where the parties or the Independent Accounting Firm, as applicable, have not resolved the comments prior to the due date for filing the relevant Tax Return, taking into account any applicable extensions), the relevant Tax Return shall be filed in a manner determined by the preparing party. Purchaser shall timely pay to the appropriate Tax Authority all Taxes shown as due on any Transferred Entity Tax Return prepared pursuant to Section 8.3(c), and, without limiting or expanding the indemnification provisions of Article XI, Seller shall, prior to the due date therefor but, in each case, solely to the extent such Taxes are not otherwise taken into account in the Final Purchase Price or any component thereof, pay its portion of the Taxes shown on such Transferred Entity Tax Returns (as determined in accordance with this Agreement) to Purchaser, except to the extent relating to items contested by Seller under this Section 8.3(d) in good faith, in which case Seller shall make such payment within five (5) Business Days of the resolution of the item in question by the Independent Accounting Firm.

(e) Notwithstanding the deadlines set forth in this Section 8.3 with respect to the preparation of any Tax Return described therein, Seller and Purchaser shall reasonably cooperate to set earlier or later deadlines if it is reasonably necessary in order to timely file or to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions). Notwithstanding anything to the contrary set forth in this Section 8.3 or otherwise, this Section 8.3 shall not be read to confer any rights on Purchaser relating to any Seller Return or any Tax Return due on or prior to the Closing Date.

8.4 Tax Contests.

(a) Following the Closing, if Purchaser, any of its Affiliates or any of the Transferred Entities receives notice of any audit, examination, investigation, proceeding, or other action that relates to a Pre-Closing Tax Period or a Straddle Period of a Transferred Entity or that, if resolved adversely, could reasonably be expected to increase the liability of any member of the Seller Group for Taxes or reduce their entitlement to Tax refunds or

Tax credits, in each case, including pursuant to an indemnification obligation or any other matter contemplated by this Agreement (a “Tax Contest”), then Purchaser shall promptly (and in any event within ten (10) days) give written notice to Seller of such Tax Contest; provided, that failure to comply with this provision, if Seller is not actually and materially prejudiced thereby, shall not affect Purchaser’s right to indemnification hereunder. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount at issue therein and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) In the case of a Tax Contest relating exclusively to Pre-Closing Tax Periods in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), Seller or its designee (collectively, the “Seller Party”) shall have the right, at its own expense, to control the conduct of such Tax Contest. The Seller Party shall defend such Tax Contest diligently and in good faith and keep Purchaser reasonably informed of the status of developments with respect to such Tax Contest. Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense, and the Seller Party shall not settle, compromise or concede any such Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned.

(c) In the case of any Tax Contest relating exclusively to Tax periods beginning on or after the Closing Date in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), Purchaser shall have the right to control the conduct of such Tax Contest. Purchaser shall defend such Tax Contest diligently and in good faith and keep the Seller Party reasonably informed of the status of developments with respect to such Tax Contest. The Seller Party shall have the right to reasonably participate in (but not control) such Tax Contest at its own expense, and Purchaser shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of the Seller Party, which shall not be unreasonably withheld, delayed, or conditioned.

(d) In the case of any Tax Contest relating both to Pre-Closing Tax Periods and to Tax periods beginning on or after the Closing Date in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), the Seller Party shall have the right to control the conduct of such Tax Contest if the number of days in Prior Agreement Tax Periods that are within the scope of such Tax Contest is greater than the number of days that are within the scope of such Tax Contest and are not in Prior Agreement Tax Periods, and otherwise Purchaser shall control the conduct of such Tax Contest. The party controlling the Tax Contest shall defend such Tax Contest diligently and in good faith and keep the other party reasonably informed of the status of developments with respect to such Tax Contest. The non-controlling party shall have the right to participate in (but not control) such Tax Contest at its own expense, and the controlling party shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, delayed, or conditioned.

(e) Notwithstanding any provision in this Agreement to the contrary, (i) the Seller Party shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Seller Return and (ii) in the event of any conflict between this Section 8.4 and Section 11.5, the provisions of this Section 8.4 shall control.

8.5 Post-Closing Tax Covenant. Following the Closing, except as explicitly contemplated by this Agreement or to the extent otherwise required by applicable Law, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to, without the prior written consent of Seller (such consent not to be unreasonably conditioned, withheld or delayed), take any of the following actions to the extent such action relates to the Transferred Entities or could reasonably be expected to impact the Taxes of Seller or any of its Affiliates: (i) make, change or revoke any Tax election (including an election to waive the carryback of any Tax attribute existing as of the Closing Date), (ii) take any action on the Closing Date after the Closing that is outside the ordinary course of business, (iii) amend any Tax Return or election made in connection with such Tax Return, (iv) change any method of accounting for Tax purposes or Tax accounting period, (v) enter into any voluntary disclosure agreement or similar process with a Tax Authority, (vi) agree to any waiver or extension of the statute of limitations in respect of Taxes, (vii) surrender any right to claim a refund or credit of Taxes, or (viii) carry back any item of loss, deduction or credit of any Transferred Entity that arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date.

8.6 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each be responsible for fifty percent (50%) of any sales, use, transfer, real property transfer, registration, documentary, conveyance, goods and services, stamp, value added, or similar Taxes and related expenses (including the expense of preparing any associated Tax Return), fees and costs (including any penalties or interest) imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), other than in respect of Pre-Closing Restructuring Taxes or Transfer Taxes imposed in connection with the Local Transfers, which shall be borne 100% by Seller or an applicable member of a Seller Group. Each of Seller, Purchaser, and their respective Affiliates shall reasonably cooperate with respect to the filing of all Tax Returns relating to Transfer Taxes.

8.7 Tax Refunds. Without duplication, Seller shall be entitled to any Tax refunds, prepayments or credits available to reduce, or creditable against, cash Taxes (including interest thereon received from the relevant Tax Authority) for which Seller is responsible under this Agreement (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) (“Tax Refunds”), in each case, that are actually received or realized by Purchaser, any Transferred Entity, or any of their respective Affiliates. Any such Tax Refund for any Straddle Period shall be equitably apportioned to Seller in accordance with the principles set forth in the definition of “Straddle Period.” If Purchaser or any of its Affiliates (including the Transferred Entities) actually receives or realizes a Tax Refund, then Purchaser shall pay, or cause its Affiliates to pay, to Seller the amount of such Tax Refund (less any reasonable out-of-pocket costs incurred for the purpose of obtaining such Tax refund and including any interest paid thereon by the relevant Tax Authority) within fifteen (15) days of the receipt of the Tax Refund or the application of such Tax Refund against current or future amounts otherwise payable, as applicable. To the extent any such Tax Refund is subsequently disallowed by the applicable Tax Authority, Seller agrees to promptly repay to Purchaser the amount of such Tax Refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority with respect to such disallowance.

8.8 Transaction Tax Treatment.

(a) Purchaser shall, and shall cause each of its Affiliates to, take all actions as may be necessary to ensure that (i) prior to (in respect of Direct Parent and the Purchaser Subsidiary), and for two (2) years following, the Closing, (A) the Purchaser Subsidiary is wholly-owned by a direct or indirect Subsidiary of Purchaser, (B) the Company is wholly-owned by the Purchaser Subsidiary and (C) each of Direct Parent, the Purchaser Subsidiary and the Company is, and remains, an entity taxed as a corporation for U.S. federal, and applicable state and local, income Tax purposes and (ii) there is no distribution or transfer (including by merger or consolidation or via any transaction treated as a distribution or transfer for U.S. federal, or applicable state or local, income Tax purposes) of substantially all of the assets held by either Direct Parent, the Purchaser Subsidiary or the Company, in each case, except to the extent Purchaser obtains an opinion from an Independent Accounting Firm stating such action would not cause the Sale or any component thereof to qualify as tax-free reorganization under Section 368 of the Code.

(b) Purchaser (i) represents and warrants that it has no current plan or intent to liquidate, wind-up or dissolve (including by virtue of any action that would be treated as a liquidation for U.S. federal, or applicable state or local, income Tax purposes), or to distribute or transfer (including by merger, consolidation or via any transaction treated as a distribution or transfer for U.S. federal, or applicable state or local, income Tax purposes) substantially all of the assets held by either Direct Parent, the Purchaser Subsidiary or the Company, and (ii) agrees to use its best efforts to not take any action that would reasonably be expected to cause the Sale or any component thereof to qualify as tax-free reorganization under Section 368 of the Code.

(c) Each of Purchaser and Seller agrees and intends that Purchaser Subsidiary’s acquisition of the Shares shall be treated as a taxable transaction for U.S. federal, and all applicable state and local, income Tax purposes (the “Intended Tax Treatment”), and each of Purchaser and Seller shall, and each shall cause its respective Affiliates to, file all of its applicable Tax Returns in a manner consistent with the Intended Tax Treatment, except as otherwise required by a final “determination,” within the meaning of Section 1313(a) of the Code.

8.9 Purchase Price Allocation. Schedule 8.9 of the Seller Disclosure Letter shall set forth the portion of the Purchase Price allocable to the Specified Assets transferred by each Local Seller in each Local Transfer, and, to the extent required under applicable Law, to the employee transfers contemplated by Section 7.2. To the extent Schedule 8.9 of the Seller Disclosure Letter does not set forth such allocation, or Seller elects to modify such allocation, Seller shall, at least twenty (20) days prior to the date of the Purchaser Stockholder Meeting, deliver to Purchaser, in respect of each Local Seller, any draft updates to Schedule 8.9, and Seller shall incorporate in good faith any reasonable comments made by Purchaser with respect to such allocation within ten (10) days of Purchaser’s receipt thereof, and shall deliver a final Local Transfer purchase price allocation to Purchaser at least five (5) days prior to the date of the Purchaser Stockholder Meeting (the “Final Local Transfer Allocation”). Each of Purchaser and Seller shall, and each shall cause its respective Affiliates to, file all of its applicable Tax Returns in a manner consistent with the Final Local Transfer Allocation, except as otherwise required by an applicable Tax Authority.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or otherwise been terminated.

(b) No Injunctions. No Governmental Entity of competent authority shall have after the date of this Agreement issued (i) an Order (whether preliminary or permanent) or (ii) enacted a Law (excluding, for purposes of this clause (ii), any such Regulatory Law of any jurisdiction other than the United States), in each case, that remains in effect and makes illegal or prohibits the consummation of the Sale, the Primary Issuance or the Purchaser Share Issuance (collectively, the “Legal Restraints”).

(c) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflicts), Section 3.4 (Ownership), Section 4.1 (Organization of the Transferred Entities), Section 4.2 (Authority), Section 4.3(b)(i) (No Conflicts) and Section 4.23 (Broker’s Fees) that (A) are not qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Seller Material Adverse

Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Seller set forth in Section 4.4(a) and the first and last sentences of Section 4.4(c) (Capitalization of the Transferred Entities) and Section 4.21(a) (Absence of Changes) will be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); and (iii) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of Seller required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Carve-Out Audited Financials. Purchaser shall have received from Seller the Carve-Out Audited Financials.

(e) FIRPTA Certificate. Purchaser shall have received from Seller a FIRPTA certificate, signed by an officer of the Company under penalties of perjury, stating that the Company is not, and has not been during the period in which the Company has been held by Seller, a United States real property holding corporation, dated as of the Closing Date, in the form set forth under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

9.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3(b)(i) (No Conflicts), Section 5.4(a) (Purchaser Capitalization) and Section 5.23 (Broker’s Fee) that (A) are not qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Purchaser Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Purchaser set forth in Section 5.21(a) (Absence of Changes) and Section 5.24 (Solvency) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; (iii) the representations and warranties of Seller set forth in Section 5.4(a) (Purchaser Capitalization) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date), and (iv) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or by Purchaser, if the Closing shall not have been consummated on or before the date that is nine (9) months after the date of this Agreement, subject to Section 12.11 (the “Outside Date”); provided, however, that if as of such date, the condition in Section 9.1(a) is not satisfied, then the Outside Date shall be automatically extended until the date that is twelve (12) months after the date of this Agreement (the “Extended Outside Date”); provided, further, that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the proximate cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date or Extended Outside Date (as applicable);

(c) by either Seller or Purchaser, if any Legal Restraint (in the United States) permanently preventing or prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the proximate cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) by either Seller or Purchaser, if the Purchaser Stockholder Approval shall not have been obtained following a vote taken at the Purchaser Stockholder Meeting (as it may be adjourned or postponed in accordance with this Agreement);

(e) by Seller, at any time prior to obtaining the Purchaser Stockholder Approval, if the Purchaser Board (or a committee thereof) shall have made a Recommendation Change;

(f) by Purchaser, at any time prior to obtaining the Purchaser Stockholder Approval, in order to accept a Superior Proposal; provided, that such termination shall not be effective unless Purchaser (i) shall pay the Purchaser Termination Fee to the Company (or its designee) prior to or concurrently with such termination in accordance with Section 10.3(b) and (ii) concurrently with such termination, enters into a definitive agreement with respect to such Superior Proposal;

(g) by Purchaser, if Seller or the Company shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or Extended Outside Date, as applicable or (B) if capable of being cured prior to the Outside Date or Extended Outside Date, as applicable, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date or Extended Outside Date, as applicable, and (y) thirty (30) days from the date that Seller and the Company are notified in writing by Purchaser of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(g) if Purchaser is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b); or

(h) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or Extended Outside Date, as applicable or (B) if capable of being cured prior to the Outside Date or Extended Outside Date, as applicable, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date or Extended Outside Date, as applicable, and (y) thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(h) if Seller is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b).

10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

10.3 Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth below; provided, that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from Liability for Fraud or willful and material failure to perform its obligations under this Agreement (which the parties acknowledge and agree, in the case of any damages sought by Seller or the Company, will not be limited to reimbursement of expenses or out-of-pocket costs, and will include the benefit of the bargain lost by Seller (including “lost premium”), taking into consideration relevant matters, including the total amount payable to Seller under this Agreement and the time value of money, which in each case shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of Seller). Notwithstanding anything to the contrary contained herein, the provisions of Section 6.4 (Confidentiality), Section 6.5(e) (Required Actions), Section 6.7 (Public Announcement), Article XII (General Provisions) and this Section 10.3 shall survive any termination of this Agreement.

(b) If this Agreement is validly terminated (i) by Seller pursuant to Section 10.1(e), (ii) by Purchaser pursuant to Section 10.1(f) or (iii) by Purchaser, pursuant to Section 10.1(d) at a time Seller could have terminated this Agreement pursuant to Section 10.1(e), then Purchaser shall pay to Seller or its designee a cash amount equal to $9,000,000 (the “Purchaser Termination Fee”). In the event that the Purchaser Termination Fee is payable, Purchaser will pay the Purchaser Termination Fee to Seller by wire transfer of immediately available funds within two (2) Business Days after the date that this Agreement is so validly terminated and receipt of wire transfer instructions from Seller.

(c) If this Agreement is validly terminated by (i) Purchaser or Seller pursuant to Section 10.1(b) or Section 10.1(d) or (ii) Seller pursuant to Section 10.1(h), and (1) following the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly disclosed or shall have otherwise become publicly known and (2) within twelve (12) months after such termination, Purchaser enters into a definitive Contract with respect to an Acquisition Proposal (and subsequently consummates such Acquisition Proposal) or consummates an Acquisition Proposal (which need not be the same Acquisition Proposal that was made, announced or publicly known prior to the termination hereof) (provided that for all purposes of this Section 10.3(c), the term Acquisition Proposal shall have the meaning assigned to such term herein, except that the references to “20%” shall be deemed to be references to 50%), then Purchaser shall pay to Seller (or its designee) the Purchaser Termination Fee concurrently with entering into a definitive Contract or the consummation of such Acquisition Proposal.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties hereto would not enter into this Agreement. The parties hereto acknowledge and hereby agree that the Purchaser Termination Fee, if, as and when required to be paid pursuant to this Section 10.3, shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. Seller hereby acknowledges and agrees that upon payment of the Purchaser Termination Fee, if, as and when required pursuant to 10.3(b), plus the amounts, if any, due and owing to Seller pursuant to Section 10.3(e), (1) none of the Purchaser Related Parties will have any further Liability to Seller relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (2) none of Seller or any other Person will be entitled to bring or maintain any Proceeding against Purchaser or any Purchaser Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.

(e) If Purchaser fails to promptly pay any amount due pursuant to this Section 10.3 and, in order to obtain such payment, Seller commences an Action that results in a judgment against Purchaser for any amount due pursuant to this Section 10.3 or any portion thereof, Purchaser shall pay to Seller its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with Seller’s claim for any amount due pursuant to this Section 10.3 (including such Action), together with interest on such amount or portion of any amount due pursuant to this Section 10.3 that Purchaser failed to pay at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received by Seller.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.3 shall limit the right of Seller or the Company to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of Purchaser or any other party under this Agreement or any of the Ancillary Agreements, or other equitable relief as provided in Section 12.11 or in the Ancillary Agreements, as applicable, (ii) arising out of or in connection with any breach of the Confidentiality Agreement or Section 6.4, or (iii) against Purchaser in connection with Section 6.5(e). For the avoidance of doubt, while Seller may pursue both a grant of injunction, specific performance or other equitable relief in accordance with Section 12.11 and the payment of the Purchaser

Termination Fee under no circumstances shall Seller be permitted or entitled to receive both (A) a grant of such equitable relief that results in the consummation of the Sale and/or the Primary Issuance, and (B) the Purchaser Termination Fee.

10.4 Extension; Waiver. At any time prior to the Closing, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

11.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except with respect to (a) Fraud in respect of any representation and warranty set forth is this Agreement, in which case the applicable representation or warranty shall survive Closing, solely with respect to such Fraud and solely until any claim related thereto is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period, (b) those covenants and agreements of Seller or Purchaser contained in this Agreement that by their terms contemplate performance prior to the Closing, which shall survive the Closing until the date that is twelve (12) months after the Closing Date, (c) those covenants and agreements of Seller or Purchaser contained in this Agreement that by their terms contemplate performance at or after the Closing, which shall survive the Closing until they are fully performed in accordance with their respective terms, and (d) this Article XI and Article XII (and any corresponding definitions set forth in Article I or elsewhere in this Agreement); it being understood and agreed that any pending claim shall survive until such claim is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period.

11.2 Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent arising out of, resulting from, or in connection with, without duplication, (a) the Retained Businesses and the Retained Liabilities, (b) any breach by Seller or the Company of any of its covenants or agreements in this Agreement, (c) Fraud by Seller or the Company, (d) Taxes of, or attributable to the operations of, the Retained Businesses (or attributable to the Retained Liabilities) for any Post-Closing Tax Period, (e) the Pre-Closing Restructuring, (f) Pre-Closing Taxes, or (g) the matters set forth on Section 11.2(g) of the Seller Disclosure Letter.

11.3 Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent arising out of, resulting from, or in connection with, without duplication, (a) the Business Liabilities (except to the extent such Business Liabilities resulted from a Seller Indemnitee’s violation of Law or breach of Contract or other obligation prior to the Closing), (b) any breach by Purchaser of any of its covenants or agreements in this Agreement, (c) Fraud by Purchaser, (d) Taxes of, or attributable to the operations of, any Transferred Entity or the Business (or attributable to the Business Liabilities) for any Post-Closing Tax Period or (e) the matters set forth on Section 11.3 of the Seller Disclosure Letter.

11.4 Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of any amounts recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder. In any case where an Indemnified Party so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account pursuant to this Section 11.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b) Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent (i) attributable to any breach by Purchaser of this Agreement, (ii) attributable to any Pre-Closing Taxes resulting from any action taken by Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing but on the Closing Date outside of the Ordinary Course of Business not otherwise contemplated by this Agreement or (iii) relating to the amount, sufficiency or usability in any taxable period of any net operating loss, capital loss, Tax basis or other Tax asset or other attribute relating to Taxes, or (iv) relating to Taxes for any Post-Closing Tax Period (except as specifically included in the definition of Pre-Closing Taxes). No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that such Loss (or any matter giving rise to such Loss) was taken into account in the Final Purchase Price as finally determined pursuant to Sections 2.6 through 2.8 or the relevant amount was paid by the Indemnifying Party pursuant to Section 8.3. In no event shall (x) the indemnification obligations of Seller under Section 11.2(g) exceed five million dollars ($5,000,000) and (b) the cumulative indemnification obligation of Seller or Purchaser under this Article XI exceed the Final Purchase Price.

(c) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

11.5 Notification of Claims. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 11.1 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided, that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by prompt written notice to the Indemnified Party delivered within ten (10) Business Days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense, subject to the limitations herein; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes, relates to, or arises in connection with any criminal charges, proceedings, actions, indictments, investigations or allegations by any Governmental Entity against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy or relief other than for monetary damages against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party and that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith, (vi) the Third Party Claim is, in the discretion of the Indemnified Party (if Purchaser), subject to recovery under the R&W Insurance Policy or (vii) the Third Party Claim involves any Top Customer or Top Supplier.

(c) If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to assume and control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided, that (i) the Indemnifying Party shall provide prompt written notice to the Indemnified Party of its intention to accept such offer an the terms thereof and (ii) such consent will not be unreasonably withheld or delayed so long as: (A) such settlement or judgment does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (B) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and the settlement does not otherwise specify any liability or the creation of a financial or other obligation on the part of the Indemnified Party or any of its Affiliates and (C) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim.

11.6 Manner of Payment and Tax Treatment.

(a) Any indemnification payment to be made by Purchaser pursuant to this Article XI will be effected by the issuance by Purchaser to Seller (or to any Affiliate designated by Seller) of such number of Purchaser Common Shares equal to the quotient determined by dividing the amount equal to such Losses by the Indemnification Reference Share Price, such issuance to be made within two (2) Business Days after such Losses have been determined, whether pursuant to a final judgment, settlement or agreement among the parties.

(b) Any indemnification payment to be made by Seller pursuant to this Article XI will be effected by Seller’s surrender to Purchaser of such number of Purchaser Common Shares equal to the quotient determined by dividing the amount equal to such Losses by the Indemnification Reference Share Price, such surrender to be made within two (2) Business Days after such Losses have been determined, whether pursuant to a final judgment, settlement or agreement among the parties.

(c) To the extent permitted by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article XI as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

11.7 Exclusive Remedy. Subject to Sections 2.5, 2.6, 2.7, 10.3 and 12.11 and any claim against a Person based on Fraud in connection with the representations and warranties set forth in Article III, Article IV or Article V, as applicable, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party against any other party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article XI. Without limiting the generality of the foregoing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

ARTICLE XII

GENERAL PROVISIONS

12.1 Interpretation; Absence of Presumption.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter or Purchaser Disclosure Letter is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the Ordinary Course of Business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Letter or Purchaser Disclosure Letter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Letter or Purchaser Disclosure Letter is or is not material, are or are not in the Ordinary Course of Business, or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the

Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser or Seller, as the case may be, within the meaning of this Agreement if such document or item is (A) included in the “Project Vault” electronic data room (the “Data Room”) or (B) included in the “Project Lock” electronic data room, in each case as of 5:00 p.m. New York City time on the second (2nd) Business Day prior to the date hereof. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.

12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.

Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE, THE PRIMARY ISSUANCE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

12.5 No Third-Party Beneficiaries. Except for Section 6.10 (Guarantees; Commitments), Section 6.11 (Insurance), Section 6.12 (D&O Indemnity), Section 6.22 (Release), Section 6.24 (R&W Insurance), Article XI, Section 12.13 (Privilege) and Section 12.14 (Non-Recourse) which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.

12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)    If to Seller:

College Parent, L.P.

One Manhattanville Road, Suite 201

Purchase, NY 10577

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Taurie M. Zeitzer

  Justin S. Rosenberg

E-mail:      tzeitzer@paulweiss.com

  jrosenberg@paulweiss.com

(b)    If to Purchaser:

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:  Joshua Zachariah

  Nathan Hagler

E-mail:      jzachariah@goodwinlaw.com

  nhagler@goodwinlaw.com

12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations hereunder.

12.9 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity or otherwise. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. If, prior to the Outside Date or Extended Outside Date, as applicable, any party hereto brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date or Extended Outside Date, as applicable shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.

12.12 No Admission. Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

12.13 Privilege.

(a) Conflicts of Interest. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to the negotiation and documentation of this Agreement and consummation of the transactions contemplated hereby (the “Existing Representation”), including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale or the Primary Issuance, notwithstanding Seller Group’s Counsel representation of the Transferred Entities prior to the Closing Date. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute.

(b) Attorney-Client Privilege. Purchaser hereby agrees, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that directly relate to the Existing Representation and to which the attorney-client privilege applies (the “Privileged Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Absent the prior written consent of the Seller Group, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may access the Privileged Deal Communications, and none of Purchaser or any of its Affiliates (including any

Transferred Entity after the Closing) may use or rely upon the Privileged Deal Communications in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) the Seller Group, on the other hand, Purchaser or any of its Affiliates (including any Transferred Entity) may assert the attorney-client privilege to prevent disclosure of the Privileged Deal Communications; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller. Notwithstanding the foregoing, the Purchaser and its Affiliates (including any Transferred Entity) shall not be in breach of this Agreement as a result of inadvertent access to any Privileged Deal Communications. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.13. Notwithstanding the foregoing, any communications that occur prior to the Closing between or among Seller Group’s Counsel, on the one hand, and the Seller, the Transferred Entities and their respective Affiliates, on the other hand, in furtherance of, or that constitute fraud, shall not be deemed Privileged Deal Communications. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.13, and may enforce the same. This Section 12.13 will survive the Closing and will remain in effect indefinitely.

(c) Other Materials. The Seller Group acknowledges and agrees that, except as otherwise set forth in this Section 12.13 relating to the Privileged Deal Communications, all other confidential and privileged information relating to the Transferred Entities belongs to the Transferred Entities and, following the Closing, the Purchaser shall have full rights with respect thereto.

12.14 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Ancillary Agreements and any other documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Additional Transaction Documents”), or any of the transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement, the Ancillary Agreements and any of the Additional Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents); (c) any breach or violation of this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement (and their permitted assigns), and in the case of the Ancillary Agreements and the Additional Transaction Documents, Persons expressly identified as parties to such Ancillary Agreements or Additional Transaction Documents (and their permitted assigns) and in accordance with, and subject to the terms and conditions of, this Agreement, such Ancillary Agreements or such Additional Transaction Documents, as applicable. Notwithstanding anything in this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder will be sought or had against any other Person (other than the Persons party to such agreements (and their permitted assigns)), including any Related Party (other than the Persons party to such agreements (and their permitted assigns)), and no other Person, including any Related Party, will have any Liability, for any claims, causes of action, Liabilities or Losses arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Seller or Purchaser (or their respective Affiliates), as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 10.3 and this Section 12.14) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, any Ancillary Agreement or any Additional Transaction Document, or (ii) against Seller or Purchaser solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing, Purchaser expressly reserves its right to pursue all available remedies against a Person who has committed Fraud in connection with the representations and warranties set forth in Article III and Article IV, and nothing in this Section 12.14 shall be construed to limit, waive or prevent any claim based on Fraud in connection with the representations and warranties set forth in Article III and Article IV against a Person who has committed such Fraud.

12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

COLLEGE PARENT, L.P.

By:	College Parent Holdings GP, LLC, its general partner

By:	/s/ James Lanzone
Name: James Lanzone
Title: President and Chief Executive Officer

LIMELIGHT NETWORKS, INC.

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SCHEDULE I—TRANSFERRED ENTITIES

Edgecast Inc.

Edgecast Limited

Edgecast Services Limited

Edgecast Canada ULC